Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
LANCE, INC.,
LIMA MERGER CORP.
and
SNYDER’S OF HANOVER, INC.
July 21, 2010

i

Exhibits

A	Form of Voting Agreement
B	Form of Standstill Agreement
C	Directors and Officers; Corporate Governance
D	Opinion of Snyder’s Counsel

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is entered into as of July 21, 2010, by LANCE, INC., a North Carolina corporation (“Lance”), LIMA MERGER CORP., a Pennsylvania corporation and a wholly owned Subsidiary of Lance (“Merger Sub”), and SNYDER’S OF HANOVER, INC., a Pennsylvania corporation (“Snyder’s”).
STATEMENT OF PURPOSE
     WHEREAS, the Boards of Directors of Snyder’s, Lance and Merger Sub have adopted this Agreement and have determined that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Snyder’s (the “Merger”), with Snyder’s as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);
     WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, certain stockholders of Snyder’s are entering into agreements with Lance in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which they have agreed, among other things, to vote in favor of the approval and adoption of this Agreement;
     WHEREAS, as a condition to and simultaneously with, the execution of this Agreement, certain stockholders of Snyder’s are entering into an agreement with Lance in the form attached as Exhibit B (the Standstill Agreement”) pursuant to which they have agreed, among other things, not to acquire any additional Lance Shares for a specified period of time from and after the date hereof;
     WHEREAS, for federal income Tax purposes, it is the intent of the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations;
     WHEREAS, this Agreement is intended to be a plan of merger pursuant to Section 1922 of the PBCL (as hereinafter defined);
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
     NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. C.S.A. 1101, et seq. (the “PBCL”) at the Effective Time, Merger Sub shall merge with and into Snyder’s. Snyder’s shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the Commonwealth of Pennsylvania. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.
     1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of K&L Gates LLP, 214 N. Tryon Street, 47th Floor, Charlotte, North Carolina 28202, commencing at 9:00 a.m. local time on the date that is as soon as practicable (but in any event no later than the second (2nd) Business Day) following the satisfaction or (subject to applicable Law) waiver of the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions), unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the “Closing Date”).
     1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall (a) file articles of merger, in customary form (the “Articles of Merger”) with the Pennsylvania Department of State (the “PDOS”), and (b) duly make all other filings and recordings required by the PBCL in order to effectuate the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the PDOS or at such later time as may be agreed to by Lance and Snyder’s in writing and specified in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).
     1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL.
     1.5 Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation of Snyder’s shall be amended and restated so that they are identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (until thereafter amended as provided therein or by applicable Law), except that Article I of the articles of incorporation of the Surviving Company will read as follows: “The name of the corporation is Snyder’s of Hanover, Inc.” At the Effective Time, the bylaws of Snyder’s shall be amended and restated so that they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (until thereafter amended as provided therein or by applicable Law) except that the name of the corporation reflected therein shall be changed to “Snyder’s of Hanover, Inc.” until thereafter amended as provided therein or by applicable Law.
     1.6 Directors and Officers; Corporate Governance; Name. As of the Effective Time, and continuing for the period specified in Exhibit C, the members of the board of directors of Lance and each committee of the board of directors of Lance and each of the officers of Lance shall be determined as set forth on Exhibit C. In addition, certain other agreements of Lance, Merger Sub and Snyder’s with respect to the corporate governance and affairs of Lance are set forth on Exhibit C. As of the Effective Time, the articles of incorporation and by-laws of Lance shall be amended to change the name of the corporation to Snyder’s-Lance, Inc. and the headquarters of the business shall be based in Charlotte, North Carolina.
     1.7 Tax Consequences. It is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.
     1.8 Effect on Capital Stock.
     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company.
     (b) Each Snyder’s Share that is held by Snyder’s as treasury stock or is otherwise owned by Snyder’s or any Snyder’s Company immediately prior to the Effective Time shall be cancelled and shall cease to exist and, and no consideration shall be delivered in exchange therefor.
     (c) Subject to Sections 1.8(b) and 2.9, each Snyder’s Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 108.25 (the “Exchange Ratio”) fully paid and nonassessable Lance Shares (the “Merger Consideration”). All such Snyder’s Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Snyder’s Shares (each, a “Certificate”) and each holder of Snyder’s Shares held in book-entry form shall, in each case, cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional Lance Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders of Snyder’s Shares become entitled in accordance with Section 2.5.
     (d) Lance shall reserve and take all other action necessary or appropriate to have available for issuance or transfer a sufficient number of Lance Shares for delivery in accordance with this Section 1.8. Prior to the Effective Time, Lance shall prepare and file with the SEC a Form S-4 (or file such other appropriate form) registering a number of Lance Shares deemed necessary by Lance to fulfill Lance’s obligations under this Section 1.8.
     1.9 Stock Options; Executive Stock Purchase Program.
     (a) The terms of each outstanding option to purchase Snyder’s Shares under any employee stock option compensation plans or similar arrangement of Snyder’s (a “Snyder’s Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, on the Closing Date, each Snyder’s Stock Option outstanding immediately prior to the Closing shall be deemed to constitute an option (an “Adjusted Option”) to acquire, on similar terms and conditions as were applicable under such Snyder’s Stock Option, the number of whole Lance Shares that is equal to the number of Snyder’s Shares subject to such Snyder’s Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per Lance Share equal to the exercise price for each such Snyder’s Share subject to such Snyder’s Stock Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole penny), and otherwise on the same terms and conditions as applied to each such Snyder’s Stock Option immediately prior to the Effective Time; provided, that the option price, the number of shares purchasable pursuant to each such so adjusted option and the terms and conditions of exercise of each such so adjusted option shall be determined in order to comply with Section 409A of the Code and for any Snyder’s Stock Options to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to each such so adjusted option and the terms and conditions of exercise of each such so adjusted option shall be determined in order to comply with Section 424 of the Code.
     (b) Lance shall reserve and take all other action necessary or appropriate to have available for issuance or transfer a sufficient number of Lance Shares for delivery upon exercise of the Adjusted Options in accordance with this Section 1.9. Promptly after the Effective Time, if and to the extent necessary to cause a sufficient number of Lance Shares to be registered and issuable under the Adjusted Options, Lance shall prepare and file with the SEC a post-effective amendment converting the Form S-4 to a Form S-8 (or file such other appropriate form) registering a number of Lance Shares deemed necessary by Lance to fulfill Lance’s obligations under this Section 1.9.
     (c) As of the Effective Time, Lance shall assume the obligations and succeed to the rights of Snyder’s under Snyder’s employee stock option compensation plans or similar arrangements (the “Snyder’s Stock Plans”) with respect to the Snyder’s Stock Options (as converted into Adjusted Options). Snyder’s and Lance agree that prior to the Effective Time each of the Snyder’s Stock Plans shall be amended (i) to reflect the transactions contemplated by this Agreement, including the conversion of the Snyder’s Stock Options pursuant to Section 1.9(a) above and the substitution of Lance for Snyder’s thereunder to the extent appropriate to effectuate the assumption of such Snyder’s Stock Plan; (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the Effective Time; and (iii) to the extent requested by Lance and subject to compliance with applicable Law and the terms of the plan, to terminate any or all Snyder’s Stock Plans effective immediately prior to the Effective Time (other than with respect to outstanding awards thereunder). From and after the Effective Time, all references to Snyder’s in each Snyder’s Stock Plan and in each agreement evidencing any award of Snyder’s Stock Options shall be deemed to refer to Lance, unless Lance in good faith determines otherwise.
     (d) To the extent requested by Lance and subject to compliance with applicable Law and the terms of the plan, Snyder’s shall terminate any or all of its Executive Stock Purchase Programs, including that certain Amended and Restated Executive Stock Purchase Program dated as of December 2, 2009, effective immediately prior to the Effective Time.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION
     2.1 Exchange Agent. Prior to the Effective Time, Lance shall appoint a bank or trust company reasonably acceptable to Snyder’s, or Lance’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
     2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Lance shall deposit with the Exchange Agent, in trust for the benefit of the holders of Snyder’s Shares to be converted in the Merger (including the Dissenting Share Merger Consideration (as defined in Section 2.6)), for exchange, in accordance with this Article II and through the Exchange Agent, sufficient cash and Lance Shares to make all deliveries pursuant to this Article II; provided, however, that if the Exchange Fund (as defined below) shall for any reason not include sufficient cash or Lance Shares to make all such deliveries, upon notice thereof from the Exchange Agent to Lance, Lance shall from time to time promptly deposit with the Exchange Agent sufficient cash and Lance Shares to make all such deliveries. Any cash or Lance Shares deposited with the Exchange Agent shall be collectively referred to as the “Exchange Fund”.
     2.3 Letter of Transmittal. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding Snyder’s Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.8 and any cash in lieu of fractional Lance Shares to be issued or paid in consideration therefor (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon actual delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (b) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional Lance Shares to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Article II.
     2.4 Merger Consideration Received in Connection with Exchange. Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Snyder’s Shares will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional Lance Shares to be issued or paid in consideration therefor in respect of the Snyder’s Shares represented by its Certificate or Certificates and the person surrendering such Certificate or Certificates shall pay any transfer or other similar Taxes required by reason of the surrender or establish to the satisfaction of Lance that the Tax has been paid or is not applicable. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional Lance Shares to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II. In the event of a transfer of ownership of a Certificate representing Snyder’s Shares that is not registered in the stock transfer records of Snyder’s, the fractional Lance Shares and cash in lieu of fractional Lance Shares comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Snyder’s Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Lance that the Tax has been paid or is not applicable.
     2.5 Treatment of Unexchanged Certificates and Shares. No dividends or other distributions with respect to Lance Shares shall be paid to the holder of any unsurrendered Certificate with respect to the Lance Shares represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to whole Lance Shares represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Lance Shares represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Lance Shares issuable with respect to such Certificate.
     2.6 Dissenters Rights.
     (a) Notwithstanding anything in this Agreement to the contrary, the Snyder’s Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who has complied with all of the relevant provisions of Subchapter D of Chapter 15 of the PBCL (each, a “Dissenting Snyder’s Stockholder”) shall not be converted into the right to receive the Merger Consideration, and the holders of such Snyder’s Shares (the “Dissenting Snyder’s Shares”) shall thereafter be entitled only to such rights as are granted by Section 1930(a) and the relevant provisions of Subchapter D of Chapter 15 of the PBCL, unless and until such Dissenting Snyder’s Stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its rights to dissent and demand payment of fair value for the Snyder’s Shares under the PBCL (any of the foregoing, a “Dissent Failure”). Snyder’s shall give Lance prompt written notice of any notices of intention to dissent and demand payment of fair value for Snyder’s Shares, attempted withdrawals of such demands and any other instruments served pursuant to the PBCL relating to dissenters rights, and Lance shall have the right to participate in and direct, together with Snyder’s, all negotiations and proceedings with respect to such demands for payment of fair value under the PBCL. Snyder’s shall not, without the prior written consent of Lance (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.
     (b) The Lance Shares that each Dissenting Snyder’s Stockholder would, in the absence of his, her or its dissent, have been entitled to receive under Section 2.4 (collectively, the “Dissenting Share Merger Consideration”) shall be held by the Exchange Agent pending a final resolution of the underlying dissent, and released as follows:

     (i) upon a Dissent Failure with respect to such Dissenting Snyder’s Shares, all such Dissenting Snyder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive the Dissenting Share Merger Consideration held by the Exchange Agent with respect thereto upon surrender to the Exchange Agent of the Certificate(s) representing such Snyder’s Shares accompanied by a properly completed Letter of Transmittal in accordance with Section 2.4; and
     (ii) upon payment of the fair value of such Dissenting Snyder’s Shares, as determined pursuant to the relevant provisions of Subchapter D of Chapter 15 of the PBCL, or as agreed between Snyder’s and such Dissenting Snyder’s Stockholder with respect to such Dissenting Snyder’s Shares (subject to Lance’s prior written consent, which shall not be unreasonably withheld or delayed), the Dissenting Share Merger Consideration held by the Exchange Agent with respect to such Dissenting Snyder’s Shares shall be returned to Lance.
     2.7 Withholding Rights. The Exchange Agent (or subsequent to the earlier of (a) the one-year anniversary of the Effective Time and (b) the expiration or termination of the Exchange Agent Agreement, Lance) shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of Snyder’s Shares such amounts as the Exchange Agent or Lance, as the case may be, is required to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Lance, as the case may be, and timely paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Snyder’s Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Lance, as the case may be.
     2.8 Stock Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of Snyder’s of the Snyder’s Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Snyder’s Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional Lance Shares to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.
     2.9 No Fractional Shares. No fractional Lance Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Lance Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Lance. Notwithstanding anything to the contrary contained herein, each holder of Snyder’s Shares who would otherwise have been entitled to receive a fractional Lance Share (after taking into account all Snyder’s Shares owned by such Person) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Lance Shares on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Lance and Snyder’s) on the last complete trading day prior to the Effective Time. The Parties acknowledge that payment of cash in lieu of issuing fractional shares is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.
     2.10 Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Snyder’s as of the first anniversary of the Effective Time will be paid to Lance. In such event, any former shareholders of Snyder’s who have not theretofore complied with this Article II shall thereafter look only to Lance with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Lance Shares deliverable in respect of each Lance Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Lance, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Snyder’s Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Merger Consideration remaining unclaimed by holders of Snyder’s Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2 to pay Dissenting Share Merger Consideration as described in Section 2.6(b)(i) that is not paid in respect of Dissenting Snyder’s Shares shall be returned to Lance in accordance with Section 2.6(b)(ii).
     2.11 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Lance or the Exchange Agent, the posting by such person of a bond in such amount as Lance may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
     2.12 Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Lance. Any interest and other income resulting from such investments shall be paid to Lance. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Lance shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
     2.13 No Liability. None of Lance, Merger Sub, Snyder’s, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SNYDER’S COMPANIES
     Except as set forth in corresponding section or subsection of the disclosure letter delivered by Snyder’s to Lance prior to the execution of this Agreement (the “Snyder’s Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Snyder’s Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Snyder’s represents and warrants to Lance and Merger Sub as follows:
     3.1 Organization, Qualification and Corporate Power. Section 3.1 of the Snyder’s Disclosure Letter sets forth each Snyder’s Company’s jurisdiction of organization, the other jurisdictions in which it is qualified to do business, and its directors or members and officers. Each Snyder’s Company is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Snyder’s Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Snyder’s Company has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Snyder’s has delivered or otherwise made available to Lance correct and complete copies of the Organizational Documents of each Snyder’s Company. No Snyder’s Company is in violation of any of its Organizational Documents. The minute books and the stock certificate books and the stock ledger of Snyder’s as delivered or made available to Lance are correct and complete. The minute books and the stock certificate books and the stock ledger, if any, of each other Snyder’s Company, in each case as delivered or made available to Lance, are correct and accurate.
     3.2 Capitalization. The entire authorized capital stock of Snyder’s consists solely of 1,000,000 shares of Class A Common Stock, of which only 291,770 shares are outstanding, and 40,000 shares of Class B Common Stock, of which only 9,874 shares are outstanding. All of the outstanding capital stock of each Snyder’s Company, if any, has been duly authorized and is validly issued, fully paid and nonassessable. Section 3.2 of the Snyder’s Disclosure Letter lists each Subsidiary, its authorized capital stock or other equity or profits interests, the number of shares or units outstanding, and the record and beneficial owner of such shares or units. Except as set forth on Section 3.2 of the Snyder’s Disclosure Letter, there are no outstanding securities convertible or exchangeable into capital stock or other equity or profits interests of any Snyder’s Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any Snyder’s Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or other equity or profits interests of any Snyder’s Company. There is no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Snyder’s Company. All of the outstanding securities of each Snyder’s Company have been issued in material compliance with applicable U.S. federal and state securities Law. Except as set forth on Section 3.2 of the Snyder’s Disclosure Letter, there are no voting trusts, proxies or other Contracts relating to the voting of the capital stock or other equity or profits interests of any Snyder’s Company. No Snyder’s Company controls directly or indirectly or has any direct or indirect equity interest in any Person that is not a Subsidiary.

     3.3 Authority. Snyder’s has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Snyder’s have been duly authorized by all requisite corporate action on its part. This Agreement constitutes the valid and legally binding obligation of Snyder’s, enforceable against Snyder’s in accordance with the terms of this Agreement.
     3.4 No Conflicts. Except as set forth on Section 3.4 of the Snyder’s Disclosure Letter, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Snyder’s Company or any asset owned or used by any Snyder’s Company is subject; (b) violate any Permit of any Snyder’s Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit of any Snyder’s Company; (c) violate any Organizational Document of any Snyder’s Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Snyder’s Company is a party or by which any Snyder’s Company is bound or to which any asset of any Snyder’s Company is subject or under which any Snyder’s Company has any rights or the performance of which is guaranteed by any Snyder’s Company; (e) cause Lance or any Snyder’s Company to have any material Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by any Snyder’s Company. Except as set forth on Section 3.4 of the Snyder’s Disclosure Letter, no Snyder’s Company needs to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
     3.5 Financial Statements.
     (a) Attached to Section 3.5 of the Snyder’s Disclosure Letter are the following financial statements (collectively, the “Snyder’s Financial Statements”): (i) audited, consolidated balance sheets of the Snyder’s Companies as of March 28, 2010, March 29, 2009 and March 30, 2008, and statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the reports thereon of Clifton Gunderson LLP, independent certified public accountants; and (ii) an unaudited, consolidated balance sheet (the “Snyder’s Interim Balance Sheet”) of the Snyder’s Companies as of June 20, 2010, and statements of income, changes in stockholders’ equity, and cash flow for the interim period then ended. The Snyder’s Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Snyder’s Companies as of and for their respective dates; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse), lack notes (which, if presented, would not differ materially from the notes accompanying the Balance Sheet) and do not reflect Snyder’s full first interim period.
     (b) Each Snyder’s Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which such Snyder’s Company is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by such Snyder’s Company with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in such Snyder’s Company’s industry, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of such Snyder’s Company on an accrual basis. All computer-generated reports and other computer output included in such Snyder’s Company’s books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data.
     (c) Each Snyder’s Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act). This internal control over financial reporting is effective in all material respects and has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which it was established. Except as set forth in Section 3.5 of the Snyder’s Disclosure Letter, with respect to the fiscal years covered by the Snyder’s Financial Statements, no Snyder’s Company has had (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting, (ii) any changes in the internal control over financial reporting that have materially affected, or are reasonably likely to affect, such internal control over financial reporting or (iii) any events of fraud, whether or not material, that involve management or other employees of any Snyder’s Company who have a significant role in the internal controls over financial reporting. Since March 28, 2010, there has been no change in the Snyder’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Snyder’s internal control over financial reporting.
     3.6 Absence of Certain Changes. Except as set forth on Section 3.6 of the Snyder’s Disclosure Letter, since the Balance Sheet Date:
     (a) no Snyder’s Company has sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;
     (b) no Snyder’s Company has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $500,000;
     (c) no Snyder’s Company has entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $1,500,000 or that cannot be terminated without penalty on less than six months notice and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $500,000 to which any Snyder’s Company is a party or by which any of them or any of their assets is bound;
     (d) no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset of any Snyder’s Company;
     (e) no Snyder’s Company has made any capital expenditure (or series of related capital expenditures) involving more than $2,500,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $2,500,000;
     (f) no Snyder’s Company has issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $500,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;
     (g) no Snyder’s Company has canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $500,000;
     (h) except for dividends and distributions and grants and exercises of employee stock options in the ordinary course of business and consistent with past practice, no Snyder’s Company has issued, sold or otherwise disposed of any of its capital stock or other equity or profits interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or other equity or profits interests or declared, set aside, made or paid any dividend or distribution with respect to its capital stock or other equity or profits interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any capital stock of any Snyder’s Company or amended any of its Organizational Documents;
     (i) no Snyder’s Company has (i) conducted its businesses outside the ordinary course of business consistent with past practices, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the base compensation of any of its directors or, except in the ordinary course of business, officers or employees or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;
     (j) no Snyder’s Company has made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
     (k) there has not been any Proceeding commenced nor, to the Knowledge of any Snyder’s Company, threatened or anticipated relating to or affecting any Snyder’s Company or its businesses or any asset owned or used by it;
     (l) there has not been (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, (ii) any material occurrence, event or incident related to any Snyder’s Company outside of the ordinary course of business or (iii) any Material Adverse Effect in the businesses, operations, properties, assets, Liabilities or condition

(financial or otherwise) of any Snyder’s Company and no event has occurred or circumstance exists that may result in any such Material Adverse Effect; and
     (m) no Snyder’s Company has agreed or committed to any of the foregoing.
     3.7 No Undisclosed Liabilities. Except as set forth on Section 3.7 of the Snyder’s Disclosure Letter, no Snyder’s Company has any material Liability (and to its Knowledge no basis exists for any material Liability), except for (a) Liabilities under executory Contracts that are either listed on Section 3.12 of the Snyder’s Disclosure Letter or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet and (c) current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).
     3.8 Title to, Sufficiency and Condition of Assets. Except as set forth on Section 3.8 of the Snyder’s Disclosure Letter, the Snyder’s Companies have good and marketable title to, or a valid leasehold interest in, all material property or assets used by any of them, located on any of their premises, purported to be owned by any of them, or shown on the Snyder’s Interim Balance Sheet or acquired by any Snyder’s Company after the Interim Balance Sheet Date (the “Snyder’s Material Assets”), free and clear of any Encumbrances except Permitted Encumbrances, except for properties and assets disposed of in the ordinary course of business consistent with past practices since the Interim Balance Sheet Date. The Snyder’s Material Assets include all tangible and intangible property and assets necessary for the continued conduct of the Snyder’s Companies’ businesses after the Closing in the same manner as conducted prior to the Closing. The buildings, plants, structures, Tangible Personal Property and other tangible assets that are owned or leased by any Snyder’s Company are structurally sound, free from material defects, in good operating condition and repair and adequate for the uses to which they are being put. Except as set forth on Section 3.8 of the Snyder’s Disclosure Letter, none of such buildings, plants, structures, Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset.
     3.9 Accounts Receivable. All Accounts Receivable represent or will represent valid obligations arising from products or services actually sold by the Snyder’s Companies in the ordinary course of business. The reserves shown on the Snyder’s Financial Statements, the Snyder’s Interim Balance Sheet and the accounting records of the Snyder’s Companies as of the Closing Date are or will be adequate and calculated consistent with past practices.
     3.10 Inventory. The Inventory of the Snyder’s Companies consists of a quality and quantity usable for its intended purpose and salable in the ordinary course of business consistent with past practices. The quantities of each type of Inventory are reasonable in the present circumstances of each Snyder’s Company and are not materially more or less than normal Inventory levels necessary to conduct the businesses of each Snyder’s Company in the ordinary course consistent with past practices.

     3.11 Real Property.
     (a) Section 3.11(a) of the Snyder’s Disclosure Letter lists all of the real property and interests therein owned by any Snyder’s Company (with all easements and other rights appurtenant to such property, the “Snyder’s Owned Real Property”) and, relative to each such property or interest, the Snyder’s Company that owns it. Except as set forth on Section 3.11(a) of the Snyder’s Disclosure Letter, the Snyder’s Companies have good and marketable fee simple title to the Snyder’s Owned Real Property, free and clear of any Encumbrances, except Permitted Encumbrances. Except as set forth in Section 3.11(a) of the Snyder’s Disclosure Letter, no Snyder’s Company is a lessor of any parcel of Snyder’s Owned Real Property or any portion thereof or interest therein.
     (b) Section 3.11(b) of the Snyder’s Disclosure Letter lists all of the real property and interests therein leased, subleased or otherwise occupied or used by any Snyder’s Company (with all easements and other rights appurtenant to such property, the “Snyder’s Leased Real Property”). For each item of Snyder’s Leased Real Property, Section 3.11(b) of the Snyder’s Disclosure Letter also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the applicable Snyder’s Company holds a possessory interest in the Snyder’s Leased Real Property and all amendments, renewals, or extensions thereto (each, a “Snyder’s Lease”). Except as set forth on Section 3.11(b) of the Snyder’s Disclosure Letter, the leasehold interest of a Snyder’s Company with respect to each item of Snyder’s Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. Except as set forth in Section 3.11(b) of the Snyder’s Disclosure Letter, no Snyder’s Company is a sublessor of, or has assigned any lease covering, any item of Snyder’s Leased Real Property. Leasing commissions or other brokerage fees due from or payable by any Snyder’s Company with respect to any Snyder’s Lease have been paid in full.
     (c) The Snyder’s Owned Real Property and the Snyder’s Leased Real Property (collectively, the “Snyder’s Real Property”) constitute all interests in real property currently used in connection with the businesses of the Snyder’s Companies. The Snyder’s Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Snyder’s Real Property, (ii) as set forth in Section 3.11(c) of the Snyder’s Disclosure Letter and (iii) with respect to each item of Snyder’s Leased Real Property, as set forth in the Snyder’s Lease relating to such item. All buildings, plants, structures and other improvements owned or used by any Snyder’s Company lie wholly within the boundaries of the Snyder’s Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Except as set forth in Section 3.11(c) of the Snyder’s Disclosure Letter, the Snyder’s Real Property complies with all Laws, including zoning requirements, and no Snyder’s Company has received any notifications from any Governmental Body or insurance company recommending improvements to the Real Property or any other actions relative to the Snyder’s Real Property. Snyder’s has delivered to Lance a copy of each deed and other instrument (as recorded) by which any Snyder’s Company acquired any Snyder’s Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal relating to any Snyder’s Real Property. No Snyder’s Company is a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from any Snyder’s Company of any real estate interest not currently in possession of any Snyder’s Company.
     3.12 Contracts.
     (a) Section 3.12 of the Snyder’s Disclosure Letter lists the following Contracts (i) to which any Snyder’s Company is a party or by which any Snyder’s Company is bound or to which any asset of any Snyder’s Company is subject or under which any Snyder’s Company has any rights or the performance of which is guaranteed by any Snyder’s Company and (ii) that either involve amounts of $1 million and a duration of eighteen months or longer or involve amounts of $5 million or more regardless of duration (collectively, with the Snyder’s Leases, Licenses and Insurance Policies, the “Snyder’s Material Contracts”); provided, that the limitations in this clause (ii) do not apply to clauses (D), (F) and (M) below: (A) each Contract (or series of related Contracts) that involves delivery or receipt of products or services or that was not entered into in the ordinary course of business; (B) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including each Snyder’s Lease and License; (C) each licensing agreement, consent agreement, coexistence agreement, settlement agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former Employee, consultant, or contractor regarding the appropriation or the non-disclosure of any Intellectual Property, except “shrink wrap” and “click-through” licenses to commercially available “off the shelf” software; (D) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (E) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (F) each Contract containing any covenant that purports to restrict the business activity of any Snyder’s Company or limit the freedom of any Snyder’s Company to engage in any line of business or to compete with any Person; (G) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (H) each power of attorney; (I) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by any Snyder’s Company to be responsible for consequential, incidental or punitive damages; (J) each Contract (or series of related Contracts) for capital expenditures; (K) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the ordinary course of business; (L) each Contract for Indebtedness; (M) each employment or consulting Contract; and (N) each Contract to which any Stockholder or any Related Person of any Stockholder or of any Snyder’s Company is a party or otherwise has any rights, obligations or interests.
     (b) Snyder’s has delivered or otherwise made available to Lance a correct and complete copy of each written Snyder’s Material Contract and a written summary setting forth the terms and conditions of each other Snyder’s Material Contract. Each Snyder’s Material Contract, with respect to the Snyder’s Companies, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Each Snyder’s Material Contract, with respect to the other parties to such Snyder’s Material Contract, to the Knowledge of any Snyder’s Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. No Snyder’s Company is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Snyder’s Material Contract. To the Knowledge of any Snyder’s Company, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Snyder’s Material Contract. No party to any Snyder’s Material Contract has repudiated any provision of any Snyder’s Material Contract.
     3.13 Intellectual Property.
     (a) Each Snyder’s Company owns or has the right to use all Intellectual Property necessary or prudent for the operation of the business of such Snyder’s Company as presently conducted. Each item of Intellectual Property owned, licensed or used by any Snyder’s Company immediately prior to the Closing will be owned, licensed or available for use by such Snyder’s Company on identical terms and conditions immediately following the Closing. Each Snyder’s Company has taken all necessary and prudent action to maintain and protect each item of Intellectual Property that it owns, licenses or uses as of the date hereof or has owned, licensed or used since December 31, 2009. Each item of Intellectual Property owned, licensed or used by any Snyder’s Company is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.
     (b) No Snyder’s Company has violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and no Snyder’s Company has received any notice alleging any such violation, infringement or other conflict. To the Knowledge of any Snyder’s Company, no third party has infringed upon or otherwise come into conflict with any Intellectual Property of any Snyder’s Company.
     (c) Section 3.13(c) of the Snyder’s Disclosure Letter identifies each patent or registration (including copyright, trademark and service mark) that has been issued to any Snyder’s Company (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, canceled or expired) that any Snyder’s Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that any Snyder’s Company has granted to any third party (whether active and in force or terminated, canceled or expired) with respect to any of its Intellectual Property. Snyder’s has delivered to Lance correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and have made available to Lance correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.13(c) of the Snyder’s Disclosure Letter also identifies each trade name or unregistered trademark or service mark owned by any Snyder’s Company. With respect to each item of Intellectual Property required to be identified in Section 3.13(c) of the Snyder’s Disclosure Letter and except as expressly set forth on Section 3.13(c) of the Snyder’s Disclosure Letter: (i) the Snyder’s Companies possess all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any Order; (iii) no Proceeding is pending or, to the Knowledge of any Snyder’s Company, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) no Snyder’s Company has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.
     (d) Section 3.13(d) of the Snyder’s Disclosure Letter identifies each item of Intellectual Property that any Person other than a Snyder’s Company owns and that any Snyder’s Company uses pursuant to license, agreement or permission (a “License”). With respect to each item of Intellectual Property required to be identified in Section 3.13(d) of the Snyder’s Disclosure Letter: (i) to the Knowledge of any Snyder’s Company, such item is not subject to any Order; (ii) to the Knowledge of any Snyder’s Company, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) no Snyder’s Company has granted any sublicense or similar right with respect to the License relating to such item.
     3.14 Tax.
     (a) Each Snyder’s Company has timely filed with the appropriate Governmental Body all Tax Returns that such Snyder’s Company was required to have filed. All Tax Returns filed by each Snyder’s Company are true, correct and complete in all respects. All Taxes owed (or required to be remitted) by any Snyder’s Company (whether or not shown or required to be shown on any Tax Return) have been timely paid to the appropriate Governmental Body. There are no Encumbrances on any of the assets of the Snyder’s Companies that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax.
     (b) Each Snyder’s Company has withheld or collected, and timely paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, stockholder, independent contractor, or other third party.
     (c) The unpaid Taxes of the Snyder’s Companies (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Snyder’s Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Snyder’s Companies in filing their Tax Returns.
     (d) Except as set forth on Section 3.14(d) of the Snyder’s Disclosure Letter, there is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or permitted) by any Snyder’s Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any Snyder’s Company has Knowledge. Except as set forth in Section 3.14 of the Snyder’s Disclosure Letter, no Snyder’s Company has waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax. No extension of time within which to file any Tax Return of any Snyder’s Company has been requested, granted or currently is in effect.

     (e) No Snyder’s Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Except as set forth in Section 3.14 of the Snyder’s Disclosure Letter, no Snyder’s Company is a party to any Tax allocation, sharing, reimbursement or similar agreement. No Snyder’s Company has been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Snyder’s). No Snyder’s Company has any Liability for Taxes of any Person (other than any Snyder’s Company) under Section 1.1502-6 of the Treasury Regulation (or any similar provision of any other Law), as a transferee or successor, by Contract, or otherwise. No Snyder’s Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. No Snyder’s Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Lance will not be required to deduct and withhold any amount under Section 1445(a) of the Code or otherwise upon the transfer of the Shares to Lance.
     (f) Section 3.14 of the Snyder’s Disclosure Letter lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which any Snyder’s Company is a party that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated hereunder. Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Section 409A of the Code, the Treasury Regulations promulgated hereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning on January 1, 2005.
     3.15 Legal Compliance. Except as set forth on Section 3.15(a) of the Snyder’s Disclosure Letter, each Snyder’s Company is, and since January 1, 2007, has been, in compliance in all material respects with all applicable material Laws and Permits. Except as set forth on Section 3.15(a) of the Snyder’s Disclosure Letter, no Proceeding is pending, nor since January 1, 2007, has been filed or commenced, against any Snyder’s Company alleging any failure to comply with any applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by any Snyder’s Company of any material Law or Permit. Except as set forth on Section 3.15(a) of the Snyder’s Disclosure Letter, since January 1, 2007, no Snyder’s Company has received any notice or other communication from any Person regarding any actual, alleged or potential violation by any Snyder’s Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by any Snyder’s Company that has not been resolved. Section 3.15(b) of the Snyder’s Disclosure Letter contains a complete and accurate list of each material Permit held by any Snyder’s Company or that otherwise relates to the business of, or any asset owned or used by, any Snyder’s Company. Each listed Permit is valid and in full force and effect. The Permits listed on Section 3.15(b) of the Snyder’s Disclosure Letter constitute all of the material Permits necessary to allow each Snyder’s Company to lawfully conduct and operate its businesses as currently conducted and operated and to own and use its assets as currently owned and used.

     3.16 Litigation. Except as set forth on Section 3.16 of the Snyder’s Disclosure Letter, there is no Proceeding pending or, to the Knowledge of any Snyder’s Company, threatened or anticipated relating to or affecting (a) any Snyder’s Company or its businesses or any asset owned or used by it or (b) the Transactions. To the Knowledge of any Snyder’s Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Section 3.16 of the Snyder’s Disclosure Letter have not resulted in and are not reasonably likely to result in any Material Adverse Effect. Except as set forth on Section 3.16 of the Snyder’s Disclosure Letter, there is no outstanding Order to which any Snyder’s Company or any asset owned or used by it is subject. There is no pending nor, to the Knowledge of any Snyder’s Company, threatened material claim made by any Person for any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by any Snyder’s Company, and since January 1, 2007, there have been no recalls or withdrawals of products produced or sold by any Snyder’s Company or other similar federal, state or private actions with respect to such products and, to the Knowledge of any Snyder’s Company, no facts or circumstances exist that would reasonably be expected to result in such actions.
     3.17 Environmental. Except as set forth on Section 3.17 of the Snyder’s Disclosure Letter: (a) each Snyder’s Company has complied with and is in material compliance with all applicable Environmental Laws; (b) each Snyder’s Company has obtained and complied with, and is in substantial compliance with, all material Permits that are required pursuant to any applicable Environmental Law for the occupation of its facilities or the operation of its businesses; (c) all such required Permits are set forth on Section 3.15(b) of the Snyder’s Disclosure Letter; (d) since January 1, 2004, no Snyder’s Company has received any written or oral notice, report or other information regarding any actual or alleged violation of any applicable Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any applicable Environmental Law which have not been resolved; (e) except in the ordinary course of business and in material compliance with applicable Environmental Law, none of the following exists at any property or facility currently owned or operated by any Snyder’s Company and none of the following existed at any property or facility previously owned or operated by any Snyder’s Company during the time the Snyder’s Company owned or operated such property or facility that individually or in the aggregate may have a Material Adverse Effect: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments or disposal areas; (f) no Snyder’s Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would give rise to any material Liability, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any applicable Environmental Law. Neither this Agreement nor the Transactions will result in any material Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws; (g) no Snyder’s Company has, either expressly or by operation of law, assumed or undertaken any material Liability, including any obligation for corrective or remedial action, of any other Person relating to any applicable Environmental Law; and (h) no facts, events or conditions relating to the past or present facilities, properties or operations of any Snyder’s Company will prevent, hinder or limit continued material compliance with any applicable Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any applicable Environmental Law, or give rise to any other material Liabilities pursuant to any applicable Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.
     3.18 Employees. Since January 1, 2009, no Snyder’s Company is or has been a party to or bound by any collective bargaining agreement or any contract with a labor union or labor organization. No Snyder’s Company has experienced or is subject to any dispute or controversy with a union or other labor organization, including any strike, slowdown, picketing, work stoppage, employee grievance process, arbitration, boycott, lawsuit, administrative process, claim of unfair labor practice or other dispute. To the Knowledge of any Snyder’s Company, as of the date of this Agreement, there is no lockout of any employees by any Snyder’s Company, no such action is contemplated by any Snyder’s Company, and there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened by any labor organization, involving employees of Snyder’s Company. No Snyder’s Company has committed any unfair labor practice as defined by the National Labor Relations Act, as amended. To the Knowledge of any Snyder’s Company, (a) no other Person, including any union or other labor organization, may require any Snyder’s Company, either by operation of law, collective bargaining agreement, or other contract, to require Lance to assume any collective bargaining agreement or other contract between any Snyder’s Company, any union or other labor organization, and/or any employee(s) of any Snyder’s Company; and (b) no other Person, including any union or other labor organization, may require Lance to assume any collective bargaining agreement or other contract between any Snyder’s Company, any union or other labor organization, and/or any employee(s) of any Snyder’s Company. Each Snyder’s Company is in compliance in all material respects with all applicable material Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational health and safety.
     3.19 Employee Benefits.
     (a) Section 3.19 of the Snyder’s Disclosure Letter lists each Employee Benefit Plan that any Snyder’s Company, since January 1, 2009, maintains or to which any Snyder’s Company contributes, has any obligation to contribute or has any other Liability.
     (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with all applicable laws and the terms of each such plan. The terms of each Employee Benefit Plan are in material compliance with the applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Employee Benefit Plan, no event has occurred and there exists no condition or set of circumstances in connection with which any Snyder’s Company or any trade or business, whether or not incorporated, which, together with any Snyder’s Company, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code

(an “ERISA Affiliate”) that would be subject to any Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
     (ii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1s and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan.
     (iii) With respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan: (A) the Snyder’s Company has no material liability on account of any violation of the requirements of COBRA, (B) the Snyder’s Company has no material liability on account of any violation of the health care requirements of Part 7 of Title I of ERISA or Sections 9801, 9802, 9803, 9811, 9812 of the Code. Neither the Snyder’s Company, any Employee Benefit Plan or any employee, administrator or agent thereof is or has been in violation of the transaction and code set rules under Sections 1172-1175 of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the HIPAA privacy rules under 45 CFR Part 160 and Subparts A and E of Part 164 or the HIPAA security rules under 45 CFR Part 160 and Subparts A and C of Part 164. No penalties have been imposed on the Snyder’s Company, any Employee Benefit Plan, or any employee, officer, director, administrator or agent thereof under Sections 1176 or 1177 of HIPAA, and (C) except as set forth on Section 3.19(a)(iii) of the Snyder’s Disclosure Letter, the Snyder’s Company does not provide, and is not required either currently or in the future to provide, health, life, death or other welfare benefits to or in respect of employees, former employees or retirees of the Snyder’s Company after their termination of employment, except as specifically required by COBRA or applicable state law.
     (iv) There are no material outstanding Liabilities of, or related to, any Employee Benefit Plan, other than Liabilities for benefits to be paid in the ordinary course to participants in such Employee Benefit Plan and their beneficiaries in accordance with the terms of such Employee Benefit Plans. No “excess contributions” have been made that would be non-deductible or that would subject Snyder’s Company to the excise tax imposed under Section 4972 of the Code.
     (v) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments required to have been made for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. With respect to any such contributions, premiums or other payments required that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the Snyder’s Balance Sheet or Liability therefore was incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.
     (vi) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Section 401(a) of the Code, has received a favorable determination letter from the IRS that it is such a “qualified plan,” or the period for obtaining such a determination letter has not yet closed, and, to the Knowledge of any Snyder’s Company, there are no facts, circumstances or events since the date of such determination letter that could reasonably be expected to result in the revocation of such determination letter. The trust, if any, forming part of each Employee Pension Benefit Plan is exempt from U.S. federal income tax under Section 501(a) of the Code.
     (vii) No Snyder’s Company has any commitment, intention or understanding to modify, adopt or approve any new, Employee Benefit Plan, or terminate any such Employee Benefit Plan.
     (viii) Neither the execution, delivery or performance of Transaction Documents nor the consummation of the transactions contemplated thereby (whether alone or in connection with any other events(s)) will (A) except as set forth on Section 3.19(a)(iii) of the Snyder’s Disclosure Letter, accelerate the time of payment or vesting or increase benefits or the amount payable under any Employee Benefit Plan, (B) result in payments under any of the Employee Benefit Plans that (1) would not be deductible under Section 280G of the Code, or (2) would result in any excise tax on any Employee under Section 4999 of the Code or any other comparable Law, or (C) result in any material limitation on the right of any Snyder’s Company or its successors to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust.
     (ix) With respect to each Employee Benefit Plan, Snyder’s has delivered to Lance true, correct and complete copies of: (A) the plan documents, (B) summary plan descriptions, (C) the most recent determination letter received from the IRS, (D) the most recent Form 5500 Annual Report and accompanying schedules, (E) the most recent annual financial report, (F) the most recent actuarial report, (G) any non-discrimination or coverage testing results for the two most recent plan years, (H) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Employee Benefit Plan, (I) all related trust agreements, service provider agreements, insurance contracts, agreements with investment managers and other funding agreements that implement each such Employee Benefit Plan and (J) all amendments, modifications or supplements to any such document.
     (b) With respect to each Employee Benefit Plan that any Snyder’s Company or any ERISA Affiliate maintains or has maintained or to which any of them contributes, has contributed, or has been required to contribute or had any Liability:
     (i) Neither a Snyder’s Company nor any ERISA Affiliate has incurred any Liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code that has not been satisfied. No Employee Benefit Plan has within the three years preceding the date of this Agreement, incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor is there any request pending before the IRS for any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code, nor has there been any prior such request granted with respect to any Employee Benefit Plan where the minimum funding commitment has not yet been satisfied, nor has any Lien in favor of any Employee Benefit Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA. Neither a Snyder’s Company nor any ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code that has not been released. With respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) the fair market value of the assets of such Employee Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Employee Benefit Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Employee Benefit Plan, (ii) there has been no partial termination of any such Employee Benefit Plan, and (iii) none of the following events has occurred: (x) the filing of a notice of intent to terminate, (y) the treatment of an Employee Benefit Plan amendment as a termination under Section 4041 of ERISA or (z) the commencement of proceedings by the PBGC to terminate an Employee Benefit Plan. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Employee Benefit Plan that is subject to Title IV of ERISA.
     (ii) No Employee Benefit Plan is a Multiemployer Plan or a multiple employer plan. No Snyder’s Company or any of its ERISA Affiliates has (i) contributed to or been obligated to contribute to, at any time during the last six years, any Multiemployer Plan or multiple employer plan, (ii) withdrawn in a complete or partial withdrawal from any Multiemployer Plan or multiple employer plan or (iii) incurred any liability due to the termination or reorganization of a Multiemployer Plan or a multiple employer plan.
     (iii) Since January 1, 2005, there has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Employee Benefit Plan. No “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan that could subject Snyder’s Company or any officer of Snyder’s Company to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Sections 502(i) or (l) of ERISA. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Snyder’s Company, threatened or anticipated. To the Knowledge of any Snyder’s Company, there is no basis for any such Proceeding. There are no pending, or to the Knowledge of any Snyder’s Company, threatened or anticipated claims with respect to any such Employee Benefit Plan other than routine claims for benefits.
     (c) Except as set forth on Section 3.19(a)(iii) of the Snyder’s Disclosure Letter, no Snyder’s Company maintains or has maintained or contributes, has contributed, has been required to contribute, or as a result of the Transactions will be required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA).
     3.20 Customers and Suppliers. With respect to each of the three fiscal years most recently completed prior to the date hereof, Section 3.20 of the Snyder’s Disclosure Letter lists (a) the ten largest (by dollar volume) customers of the Snyder’s Companies during each such period (showing the dollar volume for each), (b) the ten largest (by dollar volume) suppliers of the Snyder’s Companies during each such period (showing the dollar volume for each) and (c) the ten largest (by dollar volume) distributors of the Snyder’s Companies during each such period (showing the dollar volume for each). Since the Balance Sheet Date, no customer, supplier or distributor required to be disclosed in connection with the preceding sentence has notified any Snyder’s Company of a likely decrease in the volume of purchases from or sales to any Snyder’s Company, or a decrease in the price that any such customer is willing to pay for products or services of any Snyder’s Company, or an increase in the price that any such supplier or distributor will charge for products or services sold to any Snyder’s Company, or of the bankruptcy or liquidation of any such customer, supplier or distributor.
     3.21 Transactions with Related Persons. Except as disclosed on Section 3.21 of the Snyder’s Disclosure Letter, and other than normal advances or reimbursements of business expenses to employees consistent with past practices, payment of compensation to employees consistent with past practices, participation by employees in Employee Benefit Plans and intracompany transactions and arrangements by and among Snyder’s Companies consistent with past practices, no Affiliate of any Snyder’s Company or any of their respective directors, officers, partners, stockholders or Affiliates (a) is currently or has been party to any material business arrangement or relationship with any Snyder’s Company since January 1, 2009, (b) is a participant in any material transaction to which any Snyder’s Company is a party, or (c) owns any material asset, tangible or intangible, which is used in the business of any Snyder’s Company.
     3.22 Capital Expenditures. Except as set forth on Section 3.22 of the Snyder’s Disclosure Letter, there are no capital expenditures that any Snyder’s Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the business of such Snyder’s Company following the Closing in the manner currently conducted by such Snyder’s Company. No Snyder’s Company has foregone or otherwise materially altered any planned capital expenditure as a result of Snyder’s decision to enter into the Transactions or otherwise sell or dispose of the business of any Snyder’s Company.
     3.23 Insurance. Section 3.23 of the Snyder’s Disclosure Letter sets forth the following information with respect to each insurance policy (collectively, the “Snyder’s Insurance Policies”) to which any Snyder’s Company is a party, a named insured, covered or otherwise the beneficiary of coverage: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage. All premiums relating to the Insurance Policies have been timely paid. The Snyder’s Companies have delivered or made available to Lance copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.

     3.24 No Brokers’ Fees. Except for fees payable to Wells Fargo Securities, LLC by both Lance and Snyder’s pursuant to that certain engagement letter by and among Lance, Snyder’s and Wells Fargo Securities, LLC, dated as of June 4, 2010 (the “Wells Fargo Engagement Letter”), no Snyder’s Company has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.
     3.25 Snyder’s Information. The information relating to the Snyder’s Companies that is provided by any Snyder’s Company or its Representatives for inclusion in the Joint Proxy Statement and Form S-4, or in any application, notification or other document filed with the SEC, NASDAQ, FINRA, any other regulatory agency or any Governmental Body in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Snyder’s Companies make no representation or warranty with respect to any information supplied by Lance or Merger Sub which is contained in any of the foregoing documents.
     3.26 No Acceleration of Rights and Benefits. Except for customary professional fees incurred in connection with the transactions contemplated by this Agreement and the transactions contemplated thereby or as set forth on Section 3.26 of the Snyder’s Disclosure Letter, no Snyder’s Company has made, nor is any Snyder’s Company obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or the other agreements contemplated hereby or any change of control. No rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby. Except as set forth on Section 3.26 of the Snyder’s Disclosure Letter, no Snyder’s Company is party to any contract which, by its terms, will require Lance or any other Snyder’s Company to support its obligations under such contract with a letter of credit or other collateral.
     3.27 Disclosure. To the Knowledge of any Snyder’s Company, no representation or warranty contained in this Article III and no statement in any section of the Snyder’s Disclosure Letter related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading. To the Knowledge of any Snyder’s Company, there is no impending change in any Snyder’s Company’s business, competitors, relations with employees, suppliers or customers, or in any Laws affecting any Snyder’s Company’s businesses that (a) has not been disclosed in the Snyder’s Disclosure Letter to the representations and warranties in this Article III and (b) has resulted in or is reasonably likely to result in any breach of any representation or warranty or Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING LANCE AND MERGER SUB
     Except as (i) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Lance prior to the date hereof (the “Lance SEC Reports”) or (ii) as set forth in the corresponding section or subsection of the disclosure letter delivered by Lance to Snyder’s prior to the execution of this Agreement (the “Lance Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Lance Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Lance and Merger Sub hereby represent and warrant to Snyder’s as follows:
     4.1 Organization, Qualification and Corporate Power. Section 4.1 of the Lance Disclosure Letter sets forth each Lance Company’s jurisdiction of organization, the other jurisdictions in which it is qualified to do business, and its directors or members and officers. Each Lance Company is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Lance Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Lance Company has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Lance has delivered or otherwise made available to Snyder’s correct and complete copies of the Organizational Documents of each Lance Company. No Lance Company is in violation of any of its Organizational Documents.
     4.2 Capitalization. The entire authorized capital stock of Lance consists solely of 80,000,000 shares of capital stock, 5,000,000 shares of which are Preferred Stock, par value of $1.00 per share (of which 1,000,000 shares have been designated Series A Junior Participating Preferred Stock, par value of $1.00 per share), and 75,000,000 shares of which are Common Stock, par value of $0.83-1/3 per share. At the close of business on June 26, 2010, (i) no shares of Lance Preferred Stock were issued and outstanding and (ii) 32,409,886 shares of Lance Common Stock were issued and outstanding. All of the outstanding capital stock of each Lance Company, if any, has been duly authorized and is validly issued, fully paid and nonassessable. Section 4.2 of the Lance Disclosure Letter lists each Subsidiary, its authorized capital stock or other equity or profits interests, the number of shares or units outstanding, and the record and beneficial owner of such shares or units. Except as set forth on Section 4.2 of the Lance Disclosure Letter, there are no outstanding securities convertible or exchangeable into capital stock or other equity or profits interests of any Lance Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any Lance Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or other equity or profits interests of any Lance Company. There is no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Lance Company. All of the outstanding securities of each Lance Company have been issued in material compliance with applicable U.S. federal and state securities Law. Except as set forth on Section 4.2 of the Lance Disclosure Letter, there are no voting trusts, proxies or other Contracts relating to the voting of the capital stock or other equity or profits interests of any Lance Company. No Lance Company controls directly or indirectly or has any direct or indirect equity interest in any Person that is not a Subsidiary.
     4.3 Authority. Lance and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement by each of Lance and Merger Sub has been duly authorized by all requisite corporate action on its part. This Agreement constitutes the valid and legally binding obligation of Lance and Merger Sub, enforceable against them in accordance with the terms of this Agreement.
     4.4 No Conflicts. Except as set forth on Section 4.4 of the Lance Disclosure Letter, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Lance Company or any asset owned or used by any Lance Company is subject; (b) violate any Permit of any Lance Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit of any Lance Company; (c) violate any Organizational Document of any Lance Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Lance Company is a party or by which any Lance Company is bound or to which any asset of any Lance Company is subject or under which any Lance Company has any rights or the performance of which is guaranteed by any Lance Company; (e) cause Lance or any Lance Company to have any material Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by any Lance Company. Except as set forth on Section 4.4 of the Lance Disclosure Letter, no Lance Company needs to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
     4.5 Financial Statements.
     (a) The following financial statements (collectively, the “Lance Financial Statements”) are included or incorporated by reference in the Lance SEC Reports: (i) audited, consolidated balance sheets of the Lance Companies as of December 26, 2009, December 27, 2008 and December 29, 2007 and statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the reports thereon of KPMG LLP, independent certified public accountants. Section 4.5 of the Lance Disclosure Letter includes an unaudited, consolidated balance sheet (the “Lance Interim Balance Sheet”) of the Lance Companies as of June 26, 2010, and statements of income, changes in stockholders’ equity, and cash flow for the interim period then ended. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Lance Companies as of and for their respective dates; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the Balance Sheet).
     (b) Each Lance Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which such Lance Company is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by such Lance Company with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in such Lance Company’s industry, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of such Lance Company on an accrual basis. All computer-generated reports and other computer output included in such Lance Company’s books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data.
     (c) Each Lance Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act). This internal control over financial reporting is effective in all material respects and has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which it was established. With respect to the fiscal years covered by the Lance Financial Statements, no Lance Company has had (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting, (ii) any changes in the internal control over financial reporting that have materially affected, or are reasonably likely to affect, such internal control over financial reporting or (iii) any events of fraud, whether or not material, that involve management or other employees of any Lance Company who have a significant role in the internal controls over financial reporting. Since December 26, 2009, there has been no change in the Lance’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Lance’s internal control over financial reporting.
     4.6 Absence of Certain Changes. Except as set forth on Section 4.6 of the Lance Disclosure Letter, since the Balance Sheet Date:
     (a) no Lance Company has sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;
     (b) no Lance Company has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $500,000;
     (c) no Lance Company has entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $1,500,000 or that cannot be terminated without penalty on less than six months notice and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $500,000 to which any Lance Company is a party or by which any of them or any of their assets is bound;
     (d) no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset of any Lance Company;
     (e) no Lance Company has made any capital expenditure (or series of related capital expenditures) involving more than $2,500,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $2,500,000;
     (f) no Lance Company has issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $500,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;

     (g) no Lance Company has canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $500,000;
     (h) except for dividends and distributions and grants and exercises of employee stock options in the ordinary course of business and consistent with past practice, no Lance Company has issued, sold or otherwise disposed of any of its capital stock or other equity or profits interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or other equity or profits interests or declared, set aside, made or paid any dividend or distribution with respect to its capital stock or other equity or profits interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any capital stock of any Lance Company or amended any of its Organizational Documents;
     (i) no Lance Company has (i) conducted its businesses outside the ordinary course of business consistent with past practices, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the base compensation of any of its directors or, except in the ordinary course of business, officers or employees or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;
     (j) no Lance Company has made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
     (k) there has not been any Proceeding commenced nor, to the Knowledge of any Lance Company, threatened or anticipated relating to or affecting any Lance Company or its businesses or any asset owned or used by it;
     (l) there has not been (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, (ii) any material occurrence, event or incident related to any Lance Company outside of the ordinary course of business or (iii) any Material Adverse Effect in the businesses, operations, properties, prospects, assets, Liabilities or condition (financial or otherwise) of any Lance Company and no event has occurred or circumstance exists that may result in any such Material Adverse Effect; and
     (m) no Lance Company has agreed or committed to any of the foregoing.
     4.7 No Undisclosed Liabilities. Except as set forth on Section 4.7 of the Lance Disclosure Letter, no Lance Company has any material Liability (and to its Knowledge no basis exists for any material Liability), except for (a) Liabilities under executory Contracts that are either listed on Section 4.12 of the Lance Disclosure Letter or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet and (c) current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).
     4.8 Title to, Sufficiency and Condition of Assets. Except as set forth on Section 4.8 of the Lance Disclosure Letter, the Lance Companies have good and marketable title to, or a valid leasehold interest in, all material property or assets used by any of them, located on any of their premises, purported to be owned by any of them, or shown on the Lance Interim Balance Sheet or acquired by any Lance Company after the Interim Balance Sheet Date (the “Lance Material Assets”), free and clear of any Encumbrances except Permitted Encumbrances, except for properties and assets disposed of in the ordinary course of business consistent with past practices since the Interim Balance Sheet Date. The Lance Material Assets include all tangible and intangible property and assets necessary for the continued conduct of the Lance Companies’ businesses after the Closing in the same manner as conducted prior to the Closing. The buildings, plants, structures, Tangible Personal Property and other tangible assets that are owned or leased by any Lance Company are structurally sound, free from material defects, in good operating condition and repair and adequate for the uses to which they are being put. Except as set forth on Section 4.8 of the Lance Disclosure Letter, none of such buildings, plants, structures, Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset.
     4.9 Accounts Receivable. All Accounts Receivable represent or will represent valid obligations arising from products or services actually sold by the Lance Companies in the ordinary course of business. The reserves shown on the Lance Financial Statements, the Lance Interim Balance Sheet and the accounting records of the Lance Companies as of the Closing Date are or will be adequate and calculated consistent with past practices.
     4.10 Inventory. The Inventory of the Lance Companies consists of a quality and quantity usable for its intended purpose and salable in the ordinary course of business consistent with past practices. The quantities of each type of Inventory are reasonable in the present circumstances of each Lance Company and are not materially more or less than normal Inventory levels necessary to conduct the businesses of each Lance Company in the ordinary course consistent with past practices.
     4.11 Real Property.
     (a) Section 4.11(a) of the Lance Disclosure Letter lists all of the real property and interests therein owned by any Lance Company (with all easements and other rights appurtenant to such property, the “Lance Owned Real Property”) and, relative to each such property or interest, the Lance Company that owns it. Except as set forth on Section 4.11(a) of the Lance Disclosure Letter, the Lance Companies have good and marketable fee simple title to the Lance Owned Real Property, free and clear of any Encumbrances, except Permitted Encumbrances. Except as set forth in Section 4.11(a) of the Lance Disclosure Letter, no Lance Company is a lessor of any parcel of Lance Owned Real Property or any portion thereof or interest therein.

     (b) Section 4.11(b) of the Lance Disclosure Letter lists all of the real property and interests therein leased, subleased or otherwise occupied or used by any Lance Company (with all easements and other rights appurtenant to such property, the “Lance Leased Real Property”). For each item of Lance Leased Real Property, Section 4.11(b) of the Lance Disclosure Letter also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the applicable Lance Company holds a possessory interest in the Lance Leased Real Property and all amendments, renewals, or extensions thereto (each, a “Lance Lease”). Except as set forth on Section 4.11(b) of the Lance Disclosure Letter, the leasehold interest of a Lance Company with respect to each item of Lance Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. Except as set forth in Section 4.11(b) of the Lance Disclosure Letter, no Lance Company is a sublessor of, or has assigned any lease covering, any item of Lance Leased Real Property. Leasing commissions or other brokerage fees due from or payable by any Lance Company with respect to any Lance Lease have been paid in full.
     (c) The Lance Owned Real Property and the Lance Leased Real Property (collectively, the “Lance Real Property”) constitute all interests in real property currently used in connection with the businesses of the Lance Companies. The Lance Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Lance Real Property, (ii) as set forth in Section 4.11(c) of the Lance Disclosure Letter and (iii) with respect to each item of Lance Leased Real Property, as set forth in the Lance Lease relating to such item. All buildings, plants, structures and other improvements owned or used by any Lance Company lie wholly within the boundaries of the Lance Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Except as set forth in Section 4.11(c) of the Lance Disclosure Letter, the Lance Real Property complies with all Laws, including zoning requirements, and no Lance Company has received any notifications from any Governmental Body or insurance company recommending improvements to the Real Property or any other actions relative to the Lance Real Property. Lance has delivered or made available to Snyder’s a copy of each deed and other instrument (as recorded) by which any Lance Company acquired any Lance Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal relating to any Lance Real Property. No Lance Company is a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from any Lance Company of any real estate interest not currently in possession of any Lance Company.
     4.12 Contracts.
     (a) Section 4.12 of the Lance Disclosure Letter lists the following Contracts (i) to which any Lance Company is a party or by which any Lance Company is bound or to which any asset of any Lance Company is subject or under which any Lance Company has any rights or the performance of which is guaranteed by any Lance Company and (ii) that either involve amounts of $1,000,000 and a duration of eighteen months or longer or involve amounts of $5,000,000 or more regardless of duration (collectively, with the Lance Leases, Licenses and Insurance Policies, the “Lance Material Contracts”); provided, that the limitations in this clause (ii) do not apply to clauses (D), (F) and (M) below: (A) each Contract (or series of related Contracts)

that involves delivery or receipt of products or services or that was not entered into in the ordinary course of business; (B) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including each Lance Lease and License; (C) each licensing agreement, consent agreement, coexistence agreement, settlement agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former Employee, consultant, or contractor regarding the appropriation or the non-disclosure of any Intellectual Property, except “shrink wrap” and “click-through” licenses to commercially available “off the shelf” software; (D) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (E) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (F) each Contract containing any covenant that purports to restrict the business activity of any Lance Company or limit the freedom of any Lance Company to engage in any line of business or to compete with any Person; (G) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (H) each power of attorney; (I) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by any Lance Company to be responsible for consequential, incidental or punitive damages; (J) each Contract (or series of related Contracts) for capital expenditures; (K) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the ordinary course of business; (L) each Contract for Indebtedness; (M) each employment or consulting Contract; and (N) each Contract to which any Stockholder or any Related Person of any Stockholder or of any Lance Company is a party or otherwise has any rights, obligations or interests.
     (b) Lance has delivered or otherwise made available to Snyder’s a correct and complete copy of each written Lance Material Contract and a written summary setting forth the terms and conditions of each other Lance Material Contract. Each Lance Material Contract, with respect to the Lance Companies, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Each Lance Material Contract, with respect to the other parties to such Lance Material Contract, to the Knowledge of any Lance Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. No Lance Company is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Lance Material Contract. To the Knowledge of any Lance Company, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Lance Material Contract. No party to any Lance Material Contract has repudiated any provision of any Lance Material Contract.
     4.13 Intellectual Property.
     (a) Each Lance Company owns or has the right to use all Intellectual Property necessary or prudent for the operation of the business of such Lance Company as presently conducted. Each item of Intellectual Property owned, licensed or used by any Lance Company immediately prior to the Closing will be owned, licensed or available for use by such Lance Company on identical terms and conditions immediately following the Closing. Each Lance

Company has taken all necessary and prudent action to maintain and protect each item of Intellectual Property that it owns, licenses or uses as of the date hereof or has owned, licensed or used since December 31, 2009. Each item of Intellectual Property owned, licensed or used by any Lance Company is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.
     (b) No Lance Company has violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and no Lance Company has received any notice alleging any such violation, infringement or other conflict. To the Knowledge of any Lance Company, no third party has infringed upon or otherwise come into conflict with any Intellectual Property of any Lance Company.
     (c) Section 4.13(c) of the Lance Disclosure Letter identifies each patent or registration (including copyright, trademark and service mark) that has been issued to any Lance Company (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, canceled or expired) that any Lance Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that any Lance Company has granted to any third party (whether active and in force or terminated, canceled or expired) with respect to any of its Intellectual Property. Lance has delivered to Snyder’s correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and have made available to Lance correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.13(c) of the Lance Disclosure Letter also identifies each trade name or unregistered trademark or service mark owned by any Lance Company. With respect to each item of Intellectual Property required to be identified in Section 4.13(c) of the Lance Disclosure Letter and except as expressly set forth on Section 4.13(c) of the Lance Disclosure Letter: (i) the Lance Companies possess all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any Order; (iii) no Proceeding is pending or, to the Knowledge of any Lance Company, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) no Lance Company has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.
     (d) Section 4.13(d) of the Lance Disclosure Letter identifies each item of Intellectual Property that any Person other than a Lance Company owns and that any Lance Company uses pursuant to a License. With respect to each item of Intellectual Property required to be identified in Section 4.13(d) of the Lance Disclosure Letter: (i) to the Knowledge of any Lance Company, such item is not subject to any Order; (ii) to the Knowledge of any Lance Company, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) no Lance Company has granted any sublicense or similar right with respect to the License relating to such item.
     4.14 Tax.
     (a) Each Lance Company has timely filed with the appropriate Governmental Body all Tax Returns that such Lance Company was required to have filed. All Tax Returns filed by each Lance Company are true, correct and complete in all respects. All Taxes owed (or required to be remitted) by any Lance Company (whether or not shown or required to be shown on any Tax Return) have been timely paid to the appropriate Governmental Body. There are no Encumbrances on any of the assets of the Lance Companies that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax.
     (b) Each Lance Company has withheld or collected, and timely paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, stockholder, independent contractor, or other third party.
     (c) The unpaid Taxes of the Lance Companies (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Lance Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Lance Companies in filing their Tax Returns.
     (d) There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or permitted) by any Lance Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any Lance Company has Knowledge. No Lance Company has waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax. No extension of time within which to file any Tax Return of any Lance Company has been requested, granted or currently is in effect.
     (e) No Lance Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). No Lance Company is a party to any Tax allocation, sharing, reimbursement or similar agreement. No Lance Company has been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Lance). No Lance Company has any Liability for Taxes of any Person (other than any Lance Company) under Section 1.1502-6 of the Treasury Regulation (or any similar provision of any other Law), as a transferee or successor, by Contract, or otherwise. No Lance Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. No Lance Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Lance will not be required to deduct and withhold any amount under Section 1445(a) of the Code or otherwise upon the transfer of the Shares to Lance.
     (f) Section 4.14 of the Lance Disclosure Letter lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which any Lance Company is a party that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated hereunder. Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Section 409A of the Code, the Treasury Regulations promulgated hereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning on January 1, 2005.
     4.15 Legal Compliance. Except as set forth on Section 4.15(a) of the Lance Disclosure Letter, each Lance Company is, and since January 1, 2007, has been, in compliance in all material respects with all applicable material Laws and Permits. Except as set forth on Section 4.15(a) of the Lance Disclosure Letter, no Proceeding is pending, nor since January 1, 2007, has been filed or commenced, against any Lance Company alleging any failure to comply with any applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by any Lance Company of any material Law or Permit. Except as set forth on Section 4.15(a) of the Lance Disclosure Letter, since January 1, 2007, no Lance Company has received any notice or other communication from any Person regarding any actual, alleged or potential violation by any Lance Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by any Lance Company that has not been resolved. Section 4.15(b) of the Lance Disclosure Letter contains a complete and accurate list of each material Permit held by any Lance Company or that otherwise relates to the business of, or any asset owned or used by, any Lance Company. Each listed Permit is valid and in full force and effect. The Permits listed on Section 4.15(b) of the Lance Disclosure Letter constitute all of the material Permits necessary to allow each Lance Company to lawfully conduct and operate its businesses as currently conducted and operated and to own and use its assets as currently owned and used.
     4.16 Litigation. Except as set forth on Section 4.16 of the Lance Disclosure Letter, there is no Proceeding pending or, to the Knowledge of any Lance Company, threatened or anticipated relating to or affecting (a) any Lance Company or its businesses or any asset owned or used by it or (b) the Transactions. To the Knowledge of any Lance Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Section 4.16 of the Lance Disclosure Letter have not resulted in and are not reasonably likely to result in any Material Adverse Effect. Except as set forth on Section 4.16 of the Lance Disclosure Letter, there is no outstanding Order to which any Lance Company or any asset owned or used by it is subject. There is no pending nor, to the Knowledge of any Lance Company, threatened material claim made by any Person for any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by any Lance Company, and since January 1, 2007, there have been no recalls or withdrawals of products produced or sold by any Lance Company or other similar federal, state or private actions with respect to such products and, to the Knowledge of any Lance Company, no facts or circumstances exist that would reasonably be expected to result in such actions.
     4.17 Environmental. Except as set forth on Section 4.17 of the Lance Disclosure Letter: (a) each Lance Company has complied with and is in material compliance with all applicable Environmental Laws; (b) each Lance Company has obtained and complied with, and is in substantial compliance with, all material Permits that are required pursuant to any applicable Environmental Law for the occupation of its facilities or the operation of its businesses; (c) all such required Permits are set forth on Section 4.15(b) of the Lance Disclosure Letter; (d) since January 1, 2004, no Lance Company has received any written or oral notice, report or other information regarding any actual or alleged violation of any applicable Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any applicable Environmental Law which have not been resolved; (e) except in the ordinary course of business and in material compliance with applicable Environmental Law, none of the following exists at any property or facility currently owned or operated by any Lance Company and none of the following existed at any property or facility previously owned or operated by any Lance Company during the time the Lance Company owned or operated such property or facility that individually or in the aggregate may have a Material Adverse Effect: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments or disposal areas; (f) no Lance Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would give rise to any material Liability, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any applicable Environmental Law. Neither this Agreement nor the Transactions will result in any material Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws; (g) no Lance Company has, either expressly or by operation of law, assumed or undertaken any material Liability, including any obligation for corrective or remedial action, of any other Person relating to any applicable Environmental Law; and (h) no facts, events or conditions relating to the past or present facilities, properties or operations of any Lance Company will prevent, hinder or limit continued material compliance with any applicable Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any applicable Environmental Law, or give rise to any other material Liabilities pursuant to any applicable Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.
     4.18 Employees. Since January 1, 2009, no Lance Company is or has been a party to or bound by any collective bargaining agreement or any contract with a labor union or labor organization. No Lance Company has experienced or is subject to any dispute or controversy with a union or other labor organization, including any strike, slowdown, picketing, work stoppage, employee grievance process, arbitration, lawsuit, administrative process, boycott, claim of unfair labor practice or other dispute. To the Knowledge of any Lance Company, as of the date of this Agreement, there is no lockout of any employees by any Lance Company, no such action is contemplated by any Lance Company, and there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened by any labor organization, involving employees of Lance Company. No Lance Company has committed any unfair labor practice as defined by the National Labor Relations Act, as amended. To the Knowledge of any Lance Company, (a) no other Person, including any union or other labor organization, may require any Lance Company, either by operation of law, collective bargaining agreement, or other contract, to require Snyder’s to assume any collective bargaining agreement or other contract between any Lance Company, any union or other labor organization, and/or any employee(s) of any Lance Company; and (b) no other Person, including any union or other labor organization, may require Snyder’s to assume any collective bargaining agreement or other contract between any Lance Company, any union or other labor organization, and/or any employee(s) of any Lance Company. Lance is in compliance in all material respects with all applicable material Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational health and safety.
     4.19 Employee Benefits.
     (a) Section 4.19 of the Lance Disclosure Letter lists each Employee Benefit Plan that any Lance Company, since January 1, 2009, maintains or to which any Lance Company contributes, has any obligation to contribute or has any other Liability.
     (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with all applicable laws and the terms of each such plan. The terms of each Employee Benefit Plan are in material compliance with the applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Employee Benefit Plan, no event has occurred and there exists no condition or set of circumstances in connection with which any Lance Company or any trade or business, whether or not incorporated, which, together with any Lance Company, would be deemed to be an ERISA Affiliate that would be subject to any Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
     (ii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1s and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan.
     (iii) With respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan: (A) the Lance Company has no material liability on account of any violation of the requirements of COBRA, (B) the Lance Company has no material liability on account of any violation of the health care requirements of Part 7 of Title I of ERISA or Sections 9801, 9802, 9803, 9811, 9812 of the Code. Neither the Lance Company, any Employee Benefit Plan or any employee, administrator or agent thereof is or has been in violation of the transaction and code set rules under Sections 1172-1175 of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the HIPAA privacy rules under 45 CFR Part 160 and Subparts A and E of Part 164 or the HIPAA security rules under 45 CFR Part 160 and Subparts A and C of Part 164. No penalties have been imposed on the Lance Company, any Employee Benefit Plan, or any employee, officer, director, administrator or agent thereof under Sections 1176 or 1177 of HIPAA, and (C) the Lance Company does not provide, and is not required either currently or in the future to provide, health, life, death or other welfare benefits to or in respect of employees, former employees or retirees of the Lance

Company after their termination of employment, except as specifically required by COBRA or applicable state law.
     (iv) There are no material outstanding Liabilities of, or related to, any Employee Benefit Plan, other than Liabilities for benefits to be paid in the ordinary course to participants in such Employee Benefit Plan and their beneficiaries in accordance with the terms of such Employee Benefit Plans. No “excess contributions” have been made that would be non-deductible or that would subject Lance Company to the excise tax imposed under Section 4972 of the Code.
     (v) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments required to have been made for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. With respect to any such contributions, premiums or other payments required that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the Lance Balance Sheet or Liability therefore was incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.
     (vi) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Section 401(a) of the Code, has received a favorable determination letter from the IRS that it is such a “qualified plan,” or the period for obtaining such a determination letter has not yet closed, and, to the Knowledge of any Lance Company, there are no facts, circumstances or events since the date of such determination letter that could reasonably be expected to result in the revocation of such determination letter. The trust, if any, forming part of each Employee Pension Benefit Plan is exempt from U.S. federal income tax under Section 501(a) of the Code.
     (vii) No Lance Company has any commitment, intention or understanding to modify, adopt or approve any new, Employee Benefit Plan, or terminate any such Employee Benefit Plan.
     (viii) Neither the execution, delivery or performance of Transaction Documents nor the consummation of the transactions contemplated thereby (whether alone or in connection with any other events(s)) will, except as set forth on Section 4.19(a)(viii) of the Lance Disclosure Letter, (A) accelerate the time of payment or vesting or increase benefits or the amount payable under any Employee Benefit Plan, (B) result in payments under any of the Employee Benefit Plans that (1) would not be deductible under Section 280G of the Code, or (2) would result in any excise tax on any Employee under Section 4999 of the Code or any other comparable Law, or (C) result in any material limitation on the right of any Lance Company or its successors to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust.
     (ix) With respect to each Employee Benefit Plan, Lance has delivered to Snyder’s true, correct and complete copies of: (A) the plan documents, (B) summary plan descriptions, (C) the most recent determination letter received from the IRS, (D) the most recent Form 5500 Annual Report and accompanying schedules, (E) the most recent annual financial report, (F) the most recent actuarial report, (G) any non-discrimination or coverage testing results for the two most recent plan years, (H) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Employee Benefit Plan, (I) all related trust agreements, service provider agreements, insurance contracts, agreements with investment managers and other funding agreements that implement each such Employee Benefit Plan and (J) all amendments, modifications or supplements to any such document.
     (b) With respect to each Employee Benefit Plan that any Lance Company or any ERISA Affiliate maintains or has maintained or to which any of them contributes, has contributed, or has been required to contribute or had any Liability:
     (i) Neither a Lance Company nor any ERISA Affiliate has incurred any Liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code that has not been satisfied. No Employee Benefit Plan has within the three years preceding the date of this Agreement, incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor is there any request pending before the IRS for any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code, nor has there been any prior such request granted with respect to any Employee Benefit Plan where the minimum funding commitment has not yet been satisfied, nor has any Lien in favor of any Employee Benefit Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA. Neither a Lance Company nor any ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code that has not been released. With respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) the fair market value of the assets of such Employee Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Employee Benefit Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Employee Benefit Plan, (ii) there has been no partial termination of any such Employee Benefit Plan, and (iii) none of the following events has occurred: (x) the filing of a notice of intent to terminate, (y) the treatment of an Employee Benefit Plan amendment as a termination under Section 4041 of ERISA or (z) the commencement of proceedings by the PBGC to terminate an Employee Benefit Plan. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Employee Benefit Plan that is subject to Title IV of ERISA.
     (ii) No Employee Benefit Plan is a Multiemployer Plan or a multiple employer plan. No Lance Company or any of its ERISA Affiliates has (i) contributed to or been obligated to contribute to, at any time during the last six years, any Multiemployer Plan or multiple employer plan, (ii) withdrawn in a complete or partial withdrawal from any Multiemployer Plan or multiple employer plan or (iii) incurred any liability due to the termination or reorganization of a Multiemployer Plan or a multiple employer plan.
     (iii) Since January 1, 2005, there has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Employee Benefit Plan. No “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan that could subject Lance Company or any officer of Lance Company to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Sections 502(i) or (l) of ERISA. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Lance Company, threatened or anticipated. To the Knowledge of any Lance Company, there is no basis for any such Proceeding. There are no pending, or to the Knowledge of any Lance Company, threatened or anticipated claims with respect to any such Employee Benefit Plan other than routine claims for benefits.
     (c) No Lance Company maintains or has maintained or contributes, has contributed, has been required to contribute, or as a result of the Transactions will be required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA).
     4.20 Customers and Suppliers. With respect to each of the three fiscal years most recently completed prior to the date hereof, Section 4.20 of the Lance Disclosure Letter lists (a) the ten largest (by dollar volume) customers of the Lance Companies during each such period (showing the dollar volume for each), (b) the ten largest (by dollar volume) suppliers of the Lance Companies during each such period (showing the dollar volume for each) and (c) the ten largest (by dollar volume) distributors of the Lance Companies during each such period (showing the dollar volume for each). Since the Balance Sheet Date, no customer, supplier or distributor required to be disclosed in connection with the preceding sentence has notified any Lance Company of a likely decrease in the volume of purchases from or sales to any Lance Company, or a decrease in the price that any such customer is willing to pay for products or services of any Lance Company, or an increase in the price that any such supplier or distributor will charge for products or services sold to any Lance Company, or of the bankruptcy or liquidation of any such customer, supplier or distributor.
     4.21 Transactions with Related Persons. Except as disclosed on Section 4.21 of the Lance Disclosure Letter, and other than normal advances or reimbursements of business expenses to employees consistent with past practices, payment of compensation to employees consistent with past practices, participation by employees in Employee Benefit Plans and intracompany transactions and arrangements by and among Lance Companies consistent with past practices, no Affiliate of any Lance Company or any of their respective directors, officers, partners, stockholders or Affiliates (a) is currently or has been party to any material business arrangement or relationship with any Lance Company since January 1, 2009, (b) is a participant in any material transaction to which any Lance Company is a party, or (c) owns any material asset, tangible or intangible, which is used in the business of any Lance Company.
     4.22 Capital Expenditures. Except as set forth on Section 4.22 of the Lance Disclosure Letter, there are no capital expenditures that any Lance Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the business of such Lance Company following the Closing in the manner currently conducted by such Lance Company. No Lance Company has foregone or otherwise materially altered any planned capital expenditure as a result of Lance’s decision to enter into the Transactions or otherwise sell or dispose of the business of any Lance Company.
     4.23 Insurance. Section 4.23 of the Lance Disclosure Letter sets forth the following information with respect to each insurance policy (collectively, the “Lance Insurance Policies”) to which any Lance Company is a party, a named insured, covered or otherwise the beneficiary of coverage: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage. All premiums relating to the Insurance Policies have been timely paid. The Lance Companies have delivered or made available to Snyder’s copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.
     4.24 No Brokers’ Fees. Except for fees payable to Wells Fargo Securities by both Lance and Snyder’s pursuant to the Wells Fargo Engagement Letter and except as set forth on Section 4.24 of the Lance Disclosure Letter, no Lance Company has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.
     4.25 Lance Information. The information relating to the Lance Companies that is provided by any Lance Company or its Representatives for inclusion in the Joint Proxy Statement and Form S-4, or in any application, notification or other document filed with the SEC, NASDAQ, FINRA, any other regulatory agency or any Governmental Body in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Lance Companies make no representation or warranty with respect to any information supplied by any Snyder’s Company which is contained in any of the foregoing documents.
     4.26 No Acceleration of Rights and Benefits. Except for customary professional fees incurred in connection with the transactions contemplated by this Agreement and the transactions contemplated thereby or as set forth on Section 4.26 of the Lance Disclosure Letter, no Lance Company has made, nor is any Lance Company obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or the other agreements contemplated hereby or any change of control. No rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby. Except as set forth on Section 4.26 of the Lance Disclosure Letter, no Lance Company is party to any contract which, by its terms, will require Lance or any other Lance Company to support its obligations under such contract with a letter of credit or other collateral.
     4.27 Disclosure. To the Knowledge of any Lance Company, no representation or warranty contained in this Article IV and no statement in any section of the Lance Disclosure Letter related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading. To the Knowledge of any Lance Company, there is no impending change in any Lance Company’s business, competitors, relations with employees, suppliers or customers, or in any Laws affecting any Lance Company’s businesses that (a) has not been disclosed in the Lance Disclosure Letter to the representations and warranties in this Article IV and (b) has resulted in or is reasonably likely to result in any breach of any representation or warranty or Material Adverse Effect.
ARTICLE V
COVENANTS
     The Parties agree as follows:
     5.1 Reasonable Best Efforts. Each Party will use its reasonable best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VI).
     5.2 Conduct of Business by Snyder’s. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Snyder’s shall, and shall cause its Subsidiaries to, except to the extent that Lance shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Snyder’s will promptly notify Lance of any material event involving its business, operations or financial condition.
     In addition, without limiting the generality of the foregoing, except as set forth in Section 5.2 of the Snyder’s Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of Lance, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Snyder’s shall not do any of the following and shall not permit its Subsidiaries to do any of the following:
     (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except as contemplated under this Agreement;

     (b) Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or customary practices or policies existing, on the date hereof and as set forth on Section 5.2(b) of the Snyder’s Disclosure Letter, or adopt any new severance plan or policies;
     (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Intellectual Property rights, other than with respect to non-exclusive licenses in the ordinary course of business and consistent with past practice;
     (d) Except for (i) the Snyder’s Second Quarter Dividend and (ii) subject to Section 5.19(b), the Snyder’s Third Quarter Dividend, declare, set aside or pay any dividends or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
     (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity or profits interests of any Snyder’s Company, except for (i) repurchases of shares or other equity or profits interests in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date hereof and (ii) any such purchases, redemptions or acquisitions occurring in connection with any cashless exercises under Snyder’s option plans;
     (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or other equity or profits interests or any securities convertible into shares of capital stock or other equity or profits interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity or profits interests or any securities convertible into shares of capital stock or other equity or profits interests, or enter into other agreements or commitments of any character obligating any Snyder’s Company to issue any such shares or convertible securities, other than the issuance, delivery and sale of Optionholder Snyder’s Shares;
     (g) Cause, permit or propose any amendments to its articles of incorporation, bylaws or other Organizational Documents, except as contemplated by this Agreement or the Transactions;
     (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of any Snyder’s Company;
     (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of any Snyder’s Company other than in the ordinary course of business consistent with past practices;
     (j) Incur or create any Indebtedness or enter into any arrangement having a similar economic effect, other than borrowings under the Existing Snyder’s Company Indebtedness in the ordinary course of business consistent with past practices;

     (k) Except as otherwise provided in this Agreement, and other than in the ordinary course, consistent with past practices, (i) adopt or amend any Employee Benefit Plan or enter into any employment contract or collective bargaining agreement, (ii) pay any special bonus or special remuneration to any director or employee (other than bonuses or incentive compensation under existing arrangements which are set forth on Section 5.2(k) of the Snyder’s Disclosure Letter), (iii) make any loan or provide any advance to any director or employee, or (iv) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, employees or consultants;
     (l) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices; or
     (m) Agree in writing or otherwise commit to take any of the actions described in Section 5.2 (a) through (l) above.
     5.3 Conduct of Business by Lance. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Lance shall, and shall cause its Subsidiaries to, except to the extent that Snyder’s shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Lance will promptly notify Snyder’s of any material event involving its business, operations or financial condition.
     In addition, without limiting the generality of the foregoing, except as set forth in Section 5.3 of the Lance Disclosure Letter or except as expressly contemplated by this Agreement, without the prior written consent of Snyder’s, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Lance shall not do any of the following and shall not permit its Subsidiaries to do any of the following:
     (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except as contemplated under this Agreement, any of such plans or any other contract entered into prior to the date hereof; provided, that Lance shall be permitted to make reasonably necessary pricing adjustments to its outstanding options on account of dividends payable pursuant to Section 5.19;
     (b) Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as set forth on Section 5.3(b) of the Lance Disclosure Letter, or adopt any new severance plan or policies;

     (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Intellectual Property rights, other than with respect to non-exclusive licenses in the ordinary course of business and consistent with past practice;
     (d) Declare, set aside or pay any dividends or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; provided, that Lance shall be permitted to issue grants of non-qualified stock option and restricted and unrestricted stock to existing and newly hired employees as set forth in Section 5.3(f) and pay (i) regular quarterly cash dividends with customary record and payment dates on the Lance Shares not in excess of $0.16 and (ii) dividends payable pursuant to Section 5.19;
     (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of any Lance Company, except for (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date hereof, (ii) any such purchases, redemptions or acquisitions occurring in connection with any cashless exercises under Lance’s option plans or in connection with the vesting of shares of restricted stock held by employees and (iii) repurchases of shares of capital stock of any Lance Company from employees of any Lance Company to cover withholding taxes payable by such employees upon the vesting of shares of restricted stock;
     (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating any Lance Company to issue any such shares or convertible securities; provided, that Lance shall be permitted to issue, deliver and sell such shares or convertible securities pursuant to, and available under, Lance’s existing stock option and equity incentive plans, including issuances to existing and newly hired employees under such plans.
     (g) Cause, permit or propose any amendments to its articles of incorporation, bylaws or other Organizational Documents, except as contemplated by this Agreement or the Transactions;
     (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of any Lance Company;
     (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of any Lance Company other than in the ordinary course of business consistent with past practices;

     (j) Incur or create any Indebtedness or enter into any arrangement having a similar economic effect, other than borrowings under the Existing Lance Indebtedness in the ordinary course of business consistent with past practices;
     (k) Except as otherwise provided by this Agreement, or as required by any Employee Benefit Plans as in effect as of the date of this Agreement or by applicable Law, and other than in the ordinary course, consistent with past practices, (i) adopt or amend any Employee Benefit Plan or enter into any employment contract or collective bargaining agreement, (ii) pay any special bonus or special remuneration to any director or employee (other than bonuses or incentive compensation under existing arrangements which are set forth on Section 5.3(k) of the Lance Disclosure Letter), (iii) make any loan or provide any advance to any director or employee, or (iv) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, employees or consultants;
     (l) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices; or
     (m) Agree in writing or otherwise commit to take any of the actions described in Section 5.3 (a) through (l) above.
     5.4 Regulatory Matters; Consents.
     (a) Lance and Snyder’s shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Lance shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Lance and Snyder’s shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Lance shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
     (b) Each Party shall, upon request, furnish all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Lance, Merger Sub, Snyder’s or any of their respective Subsidiaries to any Governmental Body in connection with the Transactions (collectively, the “Filings”); provided, that in each such case no Snyder’s Company shall have any legal responsibility for the accuracy or completeness of any such disclosure or filing, except and solely to the extent that (i) such Snyder’s Company, its Affiliates or its Representatives knowingly provides Lance with inaccurate information for inclusion in such filing or (ii) the facts and circumstances underlying any such disclosure or filing constitute a breach of a representation or warranty of any Snyder’s Company in this Agreement or in any other Transaction Document. Neither Lance nor Merger Sub shall be responsible for the accuracy or completeness of any information related to any Snyder’s Company or its directors, officers or stockholders or furnished by a Snyder’s Company or its Affiliates or Representatives for inclusion in the Filings.

     (c) The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits, consents, approvals and authorizations of all third parties and Governmental Bodies that are necessary or advisable to consummate the Transactions and to comply with the terms and conditions of all such Permits, consents, approvals and authorizations of all such third parties or Governmental Bodies, and shall keep the other Party apprised of the status of all such efforts. In furtherance of and not in limitation of the foregoing, Snyder’s and Lance shall (i) file or cause to be filed as promptly as practicable, but in no event later than ten (10) Business Days following the date hereof, with the Federal Trade Commission and the Department of Justice, all notification and report forms that may be required for the Transactions and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) include in each such filing, notification and report form referred to in the immediately preceding clause (i) a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Law.
     (d) Snyder’s will use its reasonable best efforts (at Snyder’s expense) to obtain all Consents listed on Section 3.4 of the Snyder’s Disclosure Letter, and Lance will cooperate in all reasonable respects with Snyder’s to obtain all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit. Lance will use its reasonable best efforts (at Lance’s expense) to obtain all Consents listed on Section 4.4 of the Lance Disclosure Letter, and Snyder’s will cooperate in all reasonable respects with Lance to obtain all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit. Notwithstanding the anything to the contrary contained herein, with respect to satisfying any Antitrust Laws, (i) no Party shall be required to take any action which would bind such Party or its Subsidiaries irrespective of whether the Closing occurs, and (ii) no Party, nor any of their respective Subsidiaries or Affiliates shall be required (A) to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, (B) to agree to any limitation on the operation or conduct of their respective businesses or (C) to waive any of the conditions set forth in Article VI of this Agreement.
     (e) Prior to the Effective Time, each Party shall notify the others promptly (i) upon the occurrence of any event or discovery of information which is required to be set forth in an amendment or supplement to the Form S-4, the Joint Proxy Statement or any Filing so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) upon the receipt of any comments from the SEC or any other Governmental Body in connection with any filing made pursuant hereto and (iii) upon any request by the SEC or any other Governmental Body for amendments or supplements to the Joint Proxy Statement or any Filings or for additional information. Each of Snyder’s and Lance shall supply the other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or any other Governmental Body, on the other hand, with respect to the Transactions or the Form S-4, the Joint Proxy Statement or any Filing.

Except where prohibited by applicable Law, and subject to the confidentiality agreement between Lance and Snyder’s, dated as of April 13, 2010 (as amended by the Wells Fargo Engagement Letter, the “Confidentiality Agreement”), (x) each of Snyder’s and Lance shall permit such other party to review in advance and, to the extent practicable, consult with the other Party in connection with any Filings or any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any third party, the SEC or any other Governmental Body in connection with this Agreement or the Transactions and (y) each of Snyder’s and Lance shall coordinate with the other Party in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all Filings, presentations or submissions (and a summary of any oral presentations) made by such party with the SEC or any other Governmental Body in connection with this Agreement or the Transactions; provided, that, with respect to any such filing, presentation or submission, each of Lance and Snyder’s need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Law applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Snyder’s and Lance will cause all documents that it is responsible for filing with any other regulatory authorities under this Section 5.4 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.
     5.5 Snyder’s No-Solicitation.
     (a) Snyder’s agrees that it will not, and will cause its Subsidiaries and their respective Affiliates and Representatives not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Snyder’s Acquisition Proposal. Snyder’s will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Lance with respect to any Snyder’s Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to a Snyder’s Acquisition Proposal. Snyder’s will promptly (and in any event, within two Business Days) advise Lance following receipt of any Snyder’s Acquisition Proposal (or any indication by any Person that it is considering making a Snyder’s Acquisition Proposal) and the substance thereof (including the identity of the Person making such Snyder’s Acquisition Proposal), and will keep Lance apprised of any related developments, discussions and negotiations (including the terms and conditions of the Snyder’s Acquisition Proposal) on a current basis.
     (b) The Snyder’s board of directors shall not: (i) (A) withdraw (or modify or qualify in any manner adverse to Lance) the approval, recommendation or declaration of advisability of this Agreement and the Transactions, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Snyder’s Acquisition Proposal or (C) resolve, agree or propose to take any such actions (each such action, a “Snyder’s Adverse Recommendation Change”), (ii) cause or permit Snyder’s to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or which is intended to or reasonably likely to lead to, any Snyder’s Acquisition Proposal or (iii) resolve, agree or propose to take any of such actions. Notwithstanding the foregoing, at any time prior to obtaining the Snyder’s Stockholder Approval, the Snyder’s board of directors may make a Snyder’s Adverse Recommendation Change if it determines in good faith (after consulting with outside counsel) that the failure to do so would result in a breach of its fiduciary duties under applicable Law.
     5.6 Lance No-Solicitation.
     (a) Lance agrees that it will not, and will cause its Subsidiaries and their respective Affiliates and Representatives not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Lance Acquisition Proposal; provided, that, in the event Lance receives an unsolicited Lance Acquisition Proposal and the board of directors of Lance concludes in good faith that there is a reasonable likelihood that such Lance Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Lance may, and may permit its Representatives, its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of Lance concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable Law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, and it shall simultaneously provide Snyder’s with any such nonpublic information to the extent it has not previously provided such information to Snyder’s. Lance will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Snyder’s with respect to any Lance Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to a Lance Acquisition Proposal. Lance will promptly (and in any event, within two Business Days) advise Snyder’s following receipt of any Lance Acquisition Proposal (or any indication by any Person that it is considering making a Lance Acquisition Proposal) and the substance thereof (including the identity of the person making such Lance Acquisition Proposal), and will keep Snyder’s apprised of any related developments, discussions and negotiations (including the terms and conditions of the Lance Acquisition Proposal) on a current basis.
     (b) The Lance board of directors shall not: (i) (A) withdraw (or modify or qualify in any manner adverse to Snyder’s) the approval, recommendation or declaration of advisability of this Agreement and the Transactions, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Lance Acquisition Proposal or (C) resolve, agree or propose to take any such actions (each such action, a “Lance Adverse Recommendation Change”), (ii) cause or permit Lance to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or which is intended to or reasonably likely to lead to, any Lance Acquisition Proposal or (iii) resolve, agree or propose to take any of such actions. Notwithstanding the foregoing, at any time prior to obtaining the Lance Stockholder Approval, the Lance board of directors may make a Lance Adverse Recommendation Change if it determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties under applicable Law.
     (c) Nothing contained in this Agreement shall prevent Lance or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Lance Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
     5.7 Snyder’s Stockholder Approval. As of the date of this Agreement, the board of directors of Snyder’s has adopted resolutions approving this Agreement and the Transactions on substantially the terms and conditions set forth in this Agreement, and directing that this Agreement and the Transactions, on such terms and conditions, be submitted to Snyder’s stockholders for their consideration. The board of directors of Snyder’s will submit to its stockholders this Agreement and the Transactions, together with any other matters required to be approved or adopted by its stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Snyder’s will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene a meeting of its stockholders, as promptly as practicable, to consider and vote upon the adoption of this Agreement and approval of the Transactions as well as any other such matters. The board of directors of Snyder’s will use all reasonable best efforts to (a) recommend to its stockholders that they adopt this Agreement and (b) obtain from its stockholders the approval of a proposal to adopt this Agreement (the “Snyder’s Stockholder Approval”). Snyder’s shall submit this Agreement to its stockholders at the stockholders meeting even if its board of directors shall have withdrawn, modified or qualified its recommendation, unless this Agreement has been terminated in accordance with its terms.
     5.8 Lance Stockholder Approval. As of the date of this Agreement, the board of directors of Lance has adopted resolutions approving this Agreement and the Transactions on substantially the terms and conditions set forth in this Agreement, and directing that certain of the transactions contemplated hereby, including the issuance of the Lance Shares that will comprise the Merger Consideration (the “Issuance”), be submitted to Lance’s stockholders for their consideration. The board of directors of Lance will submit to its stockholders this Agreement, together with any matters (including the Issuance) required to be approved or adopted by its stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Lance will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene a meeting of its stockholders, as promptly as practicable, to consider and vote upon approval of the Issuance as well as any other such matters. Except in the case of a Lance Adverse Recommendation Change specifically permitted by Section 5.6(b), the board of directors of Lance will use all reasonable best efforts to (a) recommend to its stockholders that they approve the Issuance, (b) include such recommendation in the Joint Proxy Statement and (c) obtain from its stockholders a vote approving the Issuance (the “Lance Stockholder Approval”).

     5.9 Access. Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, each of Snyder’s and Lance shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other Party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws (other than reports or documents that such party is not permitted to disclose under applicable Law) and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither Snyder’s nor Lance, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement. No information or knowledge obtained in any investigation by a Party or its Representatives shall affect or be deemed to modify the representations and warranties of the other Party set forth in this Agreement.
     5.10 Cooperation; Control of Other Party’s Business. After the date hereof and prior to the Effective Time, Lance and Snyder’s shall cooperate, subject to applicable Law, in a manner reasonably acceptable to both Parties such that the Parties will confer on a regular and continued basis regarding the general status of the ongoing operations of Snyder’s and its Subsidiaries and integration planning matters and communicate and consult with specific Persons to be identified by each party to the other with respect to the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement shall give Lance, directly or indirectly, the right to control or direct the operations of Snyder’s or shall give Snyder’s, directly or indirectly, the right to control or direct the operations of Lance, prior to the Closing Date. Prior to the Closing Date, each of Lance and Snyder’s shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     5.11 NASDAQ Listing. Lance shall use its reasonable best efforts to cause the Lance Shares to be issued in connection with the Merger to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date. To the extent required by NASDAQ Rule 5110(a), Lance shall use its reasonable best efforts to file a de novo application for initial listing in connection with the Merger and obtain approval of such application by NASDAQ.
     5.12 Employee Matters.
     (a) From the Effective Time through December 31, 2010, the employees of Snyder’s and its Subsidiaries who remain in the employment of Lance or its Subsidiaries (including the Surviving Company and any Subsidiary thereof) (the “Continuing Employees”) shall receive compensation and benefits that are comparable in the aggregate to the compensation and benefits provided to such employees of Snyder’s and its Subsidiaries immediately prior to the Effective Time.
     (b) With respect to any Employee Benefit Plan maintained by Lance or any of its Subsidiaries in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, for all purposes, including determining eligibility to participate, level of benefits including benefit accruals (other than benefit accruals under defined benefit plans) and vesting service recognized by Snyder’s and its Subsidiaries immediately prior to the Effective Time shall be treated as service with Lance or its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
     (c) With respect to any Employee Welfare Benefit Plan maintained by Lance or any of its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Lance or such Lance Subsidiary shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of Snyder’s and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.
     (d) Nothing contained herein shall be construed as requiring, and Snyder’s shall take no action that would have the effect of requiring, Lance to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Lance to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Lance or Snyder’s. Without limiting the scope of Section 8.3, nothing in this Section 5.12 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than the parties hereto and their respective successors and assigns.
     5.13 Indemnification; Directors’ and Officers’ Insurance.
     (a) From and after the Closing Date, Lance shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Lance shall also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of Snyder’s and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, including the Transactions.
     (b) For the six-year period commencing immediately after the Closing Date, Lance shall maintain in effect the Snyder’s Companies’ current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Closing Date with respect to those Persons who are currently covered by the Snyder’s Companies’ directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Snyder’s Companies’ directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that Lance may substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 5.13(b); provided, further, that Lance shall not be required to pay an annual premium for such directors’ and officers’ liability insurance in excess of 200% of the annual premium currently paid by the Snyder’s Companies for such insurance, and if the annual premiums of such insurance coverage exceed such amount, Lance shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, Lance may fulfill its obligation to provide insurance under this Section 5.13(b) by obtaining a “tail” policy of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less favorable to the insured than the existing policy, and maintaining such “tail” policy in full force and effect for a period of at least six (6) years.
     (c) Any Indemnified Party wishing to claim indemnification under Section 5.13(a), upon learning of any Proceeding, will promptly notify Lance; provided, that the failure so to notify will not affect the obligations of Lance under Section 5.13(a) unless and to the extent that Lance is actually and materially prejudiced as a consequence.
     (d) If Lance or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Lance will cause proper provision to be made so that the successors and assigns of Lance will assume the obligations set forth in this Section 5.13.
     (e) The provisions of this Section 5.13 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives.
     5.14 Notice of Developments. Each Party shall give written notice to the others of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that causes or would be reasonably likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time, (b) the failure by such Party to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, (c) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions and (d) any written notice or other written communication from any Governmental Body in connection with the Transactions. Except as provided below, no such notification shall affect the representations or warranties of such Party or the conditions to its respective obligations hereunder. Solely to the extent such notification under clause (a) above relates to an event, condition, fact or circumstance that arises after the date of this Agreement, each of Lance and Snyder’s shall be entitled to make such notification in the form of updates and/or modifications to the Lance Disclosure Letter or Snyder’s Disclosure Letter, as applicable (each, an “Update”), and such Update shall amend and supplement the appropriate sections of such

Disclosure Letter previously delivered by such Party. Notwithstanding anything to the contrary contained in this Agreement, unless Lance, in the case of an Update by Snyder’s, or Snyder’s, in the case of an Update by Lance, provides the other Parties with a written notice of termination pursuant to Section 7.1(c)(ii) or 7.1(d)(ii), as applicable, within three (3) Business Days after the expiration of any applicable cure period in respect of a breach described in an Update delivered pursuant to this Section 5.14, and which uncured breach would otherwise give rise to a termination right by such Party under Section 7.1(c)(ii) or 7.1(d)(ii), as applicable, then the Party receiving such an Update shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the Transactions, and to have accepted such Update for all purposes under this Agreement. Subject to the termination right described above, the delivery of any such Update shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy.
     5.15 Confidentiality, Press Releases and Public Announcements. The Parties acknowledge that any information provided to, or otherwise acquired by, it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Parties shall not, and shall cause their respective Subsidiaries not to, issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Parties, unless, in the sole judgment of such Party, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Lance lists securities; provided, that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Parties with respect to the timing and content thereof. Snyder’s and Lance will consult with each other concerning the means by which any employee, customer or supplier of Snyder’s or Lance (including any of their respective Subsidiaries) or any other Person having any business relationship with any Snyder’s or Lance (or any of their respective Subsidiaries) will be informed of the Transactions, and the other Party will have the right to be present for any such communication.
     5.16 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Snyder’s, Lance, Merger Sub, the Merger or any Transaction, then each of Snyder’s, Lance, Merger Sub and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing. Each of the Parties shall take no action to cause any such anti-takeover Law to become applicable to this Agreement, the Merger or any other transaction contemplated hereby.
     5.17 Tax-Free Reorganization. Lance, Merger Sub and Snyder’s shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization with the meaning of Section 368(a) of the Code. In addition, Lance, Merger Sub and Snyder’s shall not take, and shall not permit any of their respective Subsidiaries, Affiliates, Representatives or any “related person” (as such term is defined in Section 1.368-1 of the Treasury Regulation) to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     5.18 Section 16 Matters. Prior to the Effective Time, the Parties shall each take all such steps as may be necessary or appropriate, and shall cooperate with each other as necessary, to cause any deemed disposition of Snyder’s Shares or conversion of any derivative securities in respect of such Snyder’s Shares or any deemed acquisition of Lance Shares by an individual who after the Merger is expected to be subject to Section 16(b) of the Exchange Act with respect to Lance, in each case in connection with the consummation of the Transactions, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     5.19 Declaration and Payment of Dividends.
     (a) Prior to the Closing, Lance shall declare a cash dividend (the “Dividend”) in the amount of $3.75 per share of Lance Shares issued and outstanding on the Record Date; provided, that payment of the Dividend shall be contingent on the consummation of the Transactions.
     (b) So long as the Closing occurs after November 15, 2010, the holders of Snyder’s Shares shall be eligible to received the Snyder’s Third Quarter Dividend but shall not be eligible to receive Lance’s fourth quarter dividend for which the dividend date is November 15, 2010. If the Closing shall occur prior to November 15, 2010, the holders of Snyder’s Shares shall not be eligible to receive the Snyder’s Third Quarter Dividend but, so long as they hold Lance Shares as of November 15, 2010, shall be eligible to receive the aforementioned Lance fourth quarter dividend.
     5.20 Snyder’s Initial Public Offering. From the date hereof until the date of the Snyder’s stockholder meeting to obtain Snyder’s Stockholder Approval, Snyder’s shall not (i) substantially prepare to file with the SEC a registration statement on Form S-1 for shares of Snyder’s common stock to be issued in an initial public offering of Snyder’s common stock (a “Snyder’s IPO”), (ii) prepare or file with a national or international securities exchange a listing application for shares of Snyder’s common stock to be issued in a Snyder’s IPO, or (iii) prepare or enter into any agreements with underwriters with respect to a Snyder’s IPO. The foregoing restrictions shall automatically terminate on the date of the Snyder’s stockholder meeting to obtain Snyder’s Stockholder Approval and shall thereafter be of no further force and effect.
     5.21 Snyder’s Dissenters Rights. If holders of more than 3% of the outstanding Snyder’s Shares as of the Closing are Dissenting Snyder’s Shares, to the extent the presence of such Dissenting Snyder’s Shares would result in a change in the material economic arrangements contemplated by the Parties and reflected in this Agreement, the Parties hereby agree to negotiate in good faith, together with Wells Fargo Securities, LLC, in order to evaluate and identify a resolution reasonably acceptable to all Parties that preserves such material economic arrangements.
ARTICLE VI
CLOSING CONDITIONS
     6.1 Conditions to Each Party’s Obligations. The Parties’ obligation to perform the Transactions contemplated to be performed on or before the Closing Date is subject to satisfaction of each of the following conditions:
     (a) the Lance Stockholder Approval shall have been obtained;

     (b) the Snyder’s Stockholder Approval shall have been obtained;
     (c) Lance’s de novo application for initial listing in connection with the Merger (to the extent required under NASDAQ Rule 5110(a)) shall have been approved by NASDAQ, and the Lance Shares to be issued in connection with the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance;
     (d) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;
     (e) any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, and all other authorizations, filings and Consents required to be obtained from any Governmental Body in connection with this Agreement and the Transactions shall have been obtained, except for those, the failure of which to obtain would not (i) reasonably be expected to have a Material Adverse Effect on Lance or Snyder’s (or their respective Subsidiaries) or (ii) provide a reasonable basis to conclude that Lance or Snyder’s (or any of their respective Subsidiaries or any of their respective Affiliates, officers or directors, as applicable) would be subject to the risk of criminal liability;
     (f) the Parties hereto shall have obtained all consents and approvals of any Person other than a Governmental Body required to be obtained in connection with the Transactions other than such consents and approvals which, if not obtained, would not (i) prevent the performance by any Party hereto of its obligations under this Agreement or the consummation of the transactions contemplated hereby or (ii) reasonably be expected to have, following the Closing Date, individually or in the aggregate, a Material Adverse Effect on the business assets, liabilities, condition (financial or otherwise) or results of operations of Lance and its Subsidiaries (including Snyder’s and its Subsidiaries), taken as a whole; and
     (g) no Order issued by any Governmental Body or other Law preventing or making illegal the consummation of this Agreement or any of the Transactions shall be in effect, and there shall not be pending or threatened in writing any Proceeding by any Governmental Body, or by any other Person having a reasonable likelihood of success, that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit or materially delay the consummation of this Agreement or the Transactions, or to make materially more costly the Transactions; provided, that the foregoing shall not be deemed to include a “second request” for information in connection with the filing made by any Party under the HSR Act; (ii) prohibit or limit the ownership, operation or control by Lance or Snyder’s or any of their respective Subsidiaries of any material portion of the business or assets of Lance or Snyder’s or any of their respective Subsidiaries, or to compel Lance or Snyder’s or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Lance or Snyder’s or any of their respective Subsidiaries; or (iii) impose limitations on the ability of Lance to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Snyder’s or any shares of capital stock or other equity or profits interests in any of its Subsidiaries.

     6.2 Conditions to Obligation of Lance. Lance’s obligation to perform the Transactions contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by Lance, of each of the following conditions:
     (a) (i) all of the representations and warranties of Snyder’s in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must have been and must be accurate in all respects, (ii) Snyder’s must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) Snyder’s must deliver to Lance at the Closing a certificate, in form and substance reasonably satisfactory to Lance, confirming satisfaction of the conditions in clauses (i) and (ii) above;
     (b) an opinion from Snyder’s counsel, Eckert Seamans Cherin & Mellott, LLC, in the form of Exhibit C, must have been delivered to Lance and dated as of the Closing Date (unless otherwise indicated);
     (c) a tax opinion from Lance’s counsel, K&L Gates LLP, counsel to Lance, opining that the Merger will be treated for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code based on the representations and warranties set forth or referred to in such opinion, must have been delivered to Lance and dated as of the Closing Date; the condition set forth in this Section 6.2(c) shall not be waivable by Lance after receipt of the Lance Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure;
     (d) since the date hereof, there must not have been an event that has caused a Material Adverse Effect with respect to the Snyder’s Companies or could reasonably be expected to result in a Material Adverse Effect with respect to the Snyder’s Companies; and
     (e) as of the Effective Time, Snyder’s shall have taken all actions set forth on Section 6.2(e) of the Snyder’s Disclosure Letter to be in compliance with the Sarbanes-Oxley Act.
     6.3 Conditions to the Obligations of Snyder’s. Snyder’s obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by Snyder’s, of the following conditions:
     (a) (i) all of the representations and warranties of Lance in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must have been and must be accurate in all respects, (ii) Lance must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) Lance must deliver to Snyder’s at the Closing a certificate, in form and substance reasonably satisfactory to Snyder’s, confirming satisfaction of the conditions in clauses (i) and (ii) above;

     (b) a tax opinion from Eckert Seamans Cherin & Mellott, LLC, counsel to Snyder’s, opining that the Merger will be treated for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code based on the representations and warranties set forth or referred to in such opinion, must have been delivered to Snyder’s and dated as of the Closing Date; the condition set forth in this Section 6.3(b) shall not be waivable by Snyder’s after receipt of the Snyder’s Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure; and
     (c) since the date hereof, there must not have been an event that has caused a Material Adverse Effect with respect to Lance or could reasonably be expected to result in a Material Adverse Effect with respect to Lance.
ARTICLE VII
TERMINATION
     7.1 Termination Events. This Agreement may be terminated at any time prior to the Closing, whether before or after the Lance Stockholder Approval or the Snyder’s Stockholder Approval:
     (a) by mutual consent of Lance and Snyder’s;
     (b) by either Lance or Snyder’s, if:
     (i) the Transactions have not been consummated on or before April 1, 2011 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section  7.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time;
     (ii) there shall be any applicable Law that (A) makes consummation of the Transactions illegal or otherwise prohibited; or (B) enjoins a Party from consummating the Transactions and such enjoinment shall have become final and nonappealable;
     (iii) Lance’s board of directors shall have made a Lance Adverse Recommendation Change;
     (iv) the Lance Stockholder Approval shall not have been obtained at a meeting of the Lance stockholders duly convened therefor or at any adjournment or postponement thereof at which a vote was taken in an effort to obtain the Lance Stockholder Approval;
     (v) the Snyder’s Stockholder Approval shall not have been obtained at a meeting of the Snyder’s stockholders duly convened therefor or at any adjournment or postponement thereof at which a vote was taken in an effort to obtain the Snyder’s Stockholder Approval; or
     (vi) Snyder’s board of directors shall have made a Snyder’s Adverse Recommendation Change;
     (c) by Lance, if:

     (i) a material breach by Snyder’s (directly or indirectly, through any Representative of Snyder’s) of Sections 5.5 or 5.7 shall have occurred;
     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Snyder’s set forth in this Agreement shall have occurred that would cause a condition set forth in Sections 6.2(a)(i) or 6.2(a)(ii) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or
     (iii) a Material Adverse Effect with respect to Snyder’s has occurred and cannot be cured by the End Date; or
     (d) by Snyder’s, if:
     (i) a material breach by Lance (directly or indirectly, through any Representative of Lance) of Sections 5.6 or 5.8 shall have occurred;
     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Lance set forth in this Agreement shall have occurred that would cause a condition set forth in Sections 6.3(a)(i) or 6.3(a)(ii) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or
     (iii) a Material Adverse Effect with respect to Lance has occurred and cannot be cured by the End Date.
The Party desiring to terminate this Agreement pursuant to this Section 7.1 shall give written notice to the other Parties.
     7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without Liability of any Party (or any Representative of any Party) to the other Parties hereto; provided, that no such termination shall relieve any Party from any liability or damages resulting from a knowing and intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document; provided, further that in no case shall a party be entitled to consequential or punitive damages. Notwithstanding anything to the contrary contained herein, the obligations in Sections 5.15 (Confidentiality), 7.2 (Effect of Termination) and 7.3 (Fees and Expenses) and Article VIII (Miscellaneous) of this Agreement will survive the termination hereof. For the avoidance of doubt, payment of a Lance Termination Fee or Snyder’s Termination Fee, as the case may be, shall be the sole remedy for any breach of this Agreement for which a termination fee is provided pursuant to Section 7.3.
     7.3 Fees and Expenses.
     (a) Except as otherwise provided in this Section 7.3 and except with respect to costs and expenses of printing and mailing the Joint Proxy Statement, all filing and other fees paid to the SEC or NASDAQ in connection with this Agreement and the Transactions and all filing and other fees in connection with any filing under the HSR Act, each of which shall be borne equally by Lance and Snyder’s, all fees and expenses incurred in connection with this Agreement and the

Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.
     (b) In the event that:
     (i) (A) a Snyder’s Acquisition Proposal (whether or not conditional) or intention to make a Snyder’s Acquisition Proposal (whether or not conditional) shall have been made directly to Snyder’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of Snyder’s or Snyder’s board of directors, (B) this Agreement is thereafter terminated by Snyder’s or Lance pursuant to Sections 7.1(b)(i) or 7.1(b)(v) or by Lance pursuant to Section 7.1(c)(ii) and (C) within twelve (12) months of the date of such termination, Snyder’s or any Snyder’s Company enters into any definitive agreement with respect to, or consummates, any Snyder’s Acquisition Proposal; or
     (ii) this Agreement is terminated by Lance pursuant to Section 7.1(c)(i); or
     (iii) this Agreement is terminated by Lance or Snyder’s pursuant to Section 7.1(b)(vi);
then, in any such event, Snyder’s shall pay to Lance a termination fee of $25,000,000 (the “Snyder’s Termination Fee”), it being understood that in no event shall Snyder’s be required to pay the Snyder’s Termination Fee on more than one occasion.
     (c) In the event that:
     (i) (i) (A) a Lance Acquisition Proposal (whether or not conditional) or intention to make a Lance Acquisition Proposal (whether or not conditional) shall have been made directly to Lance’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of Lance or Lance’s board of directors, (B) this Agreement is thereafter terminated by Snyder’s or Lance pursuant to Sections 7.1(b)(i) or 7.1(b)(iv) or by Snyder’s pursuant to Section 7.1(d)(ii) and (C) within twelve (12) months of the date of such termination, Lance or any Lance Company enters into any definitive agreement with respect to, or consummates, any Lance Acquisition Proposal;
     (ii) this Agreement is terminated by Snyder’s pursuant to Section 7.1(d)(i); or
     (iii) this Agreement is terminated by Lance or Snyder’s pursuant to Section 7.1(b)(iii);
then, in any such event, Lance shall pay to Snyder’s a termination fee of $25,000,000 (the “Lance Termination Fee”), it being understood that in no event shall Lance be required to pay the Lance Termination Fee on more than one occasion.
     (d) Payment of the Snyder’s Termination Fee by Snyder’s pursuant to Section 7.3(b) shall be made by wire transfer of same day funds to the account or accounts designated by Lance (i) as promptly as reasonably practicable after the date on which Snyder’s or any Snyder’s Company enters into a definitive agreement with respect to, or consummates, any Snyder’s

Acquisition Proposal (and, in any event, within two (2) Business Days of such date), in the case of a Snyder’s Termination Fee that becomes payable pursuant to Section 7.3(b)(i), or (ii) as promptly as practicable following termination, in the case of a Snyder’s Termination Fee that becomes payable pursuant to Section 7.3(b)(ii) or 7.3(b)(iii);
     (e) Payment of the Lance Termination Fee by Lance pursuant to Section 7.3(c) shall be made by wire transfer of same day funds to the account or accounts designated by Snyder’s (i) as promptly as reasonably practicable after the date on which Lance or any Lance Company enters into a definitive agreement with respect to, or consummates, any Lance Acquisition Proposal (and, in any event, within two (2) Business Days after such date), in the case of a Lance Termination Fee that becomes payable pursuant to Section 7.3(c)(i), or (ii) as promptly as practicable following termination, in the case of a Lance Termination Fee that becomes payable pursuant to Sections 7.3(c)(ii) or 7.3(c)(iii).
     (f) Each of Lance and Snyder’s acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if either Party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against Lance or Snyder’s, as applicable, for the amounts set forth in this Section 7.3, Snyder’s or Lance, as applicable, shall pay to the prevailing Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 from the date of termination of this Agreement at a rate per annum equal to the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the other Party.
ARTICLE VIII
MISCELLANEOUS
     8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Closing.
     8.2 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents. Neither Snyder’s nor Lance will take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of such Party or any Subsidiary thereof from maintaining the same relationships with such Party or Subsidiary after the Closing as it maintained with the Party or Subsidiary prior to the Closing. Snyder’s will refer all inquiries relating to the businesses of the Snyder’s Companies to Lance from and after the Closing.

     8.3 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.
     8.4 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).
     8.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Snyder’s may not assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of Lance. Lance may not assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement without the prior written approval of Snyder’s, except for an assignment to any lender to Lance Company or any Snyder’s Company as security for obligations to such lender.
     8.6 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.
     8.7 Confidentiality. Neither Snyder’s nor Lance shall, and neither Snyder’s nor Lance shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Lance, in the case of a proposed announcement or statement by Snyder’s, or Snyder’s, in the case of a proposed announcement or statement by Lance; provided, that either Snyder’s or Lance may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NASDAQ.
     8.8 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Snyder’s:
Snyder’s of Hanover, Inc.
P.O. Box 6917
Hanover, PA 17331
Fax: (717) 632-7207
Phone: (717) 632-4477
Attn: Carl E. Lee
with a copy to (which shall not constitute notice):
Eckert Seamans Cherin & Mellott, LLC
44th Floor, 600 Grant Street
Pittsburgh, PA 15219
Fax: (412) 566-6099
Phone: (412) 566-2075
Attn: John J. Kearns, III
If to Lance or Merger Sub:
Lance, Inc.
13024 Ballantyne Corporate Place
Suite 900
Charlotte, NC 28277
Fax: (704) 554-5586
Phone: (704) 557-8021
Attn: Rick D. Puckett
with a copy to (which shall not constitute notice):
Office of the General Counsel
Lance, Inc.
13024 Ballantyne Corporate Place
Suite 900
Charlotte, NC 28277
Fax: (704) 557-8197
Phone: (704) 557-8300
Attn: Edward H. Schuth, Esq.
and

K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC 28202
Fax: (704) 353-3182
Phone: (704) 331-7482
Attn: Alec Watson
     8.9 JURISDICTION; SERVICE OF PROCESS. EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS AND (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.
     8.10 Governing Law. This Agreement will be governed by the laws of the State of New York without giving effect to any choice or conflict of law principles of any jurisdiction.
     8.11 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by Lance and Snyder’s. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
     8.12 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof, provided that the remainder of the Agreement, absent the excised portion, can be reasonably interpreted to give the effect to the intentions of Lance and Snyder’s, or be construed to be invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     8.13 Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Exhibit refers to the corresponding Exhibit attached to this Agreement and all such Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.
     8.14 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.
     8.15 Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.
ARTICLE IX
DEFINITIONS
     “Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to any Person.
     “Adjusted Option” is defined in Section 1.9.
     “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 25% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.
     “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
     “Agreement” is defined in the opening paragraph.

     “Antitrust Laws” means, collectively, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that require notification in connection with any of the foregoing.
     “Articles of Merger” is defined in Section 1.3.
     “Balance Sheet Date” means, with respect to Snyder’s, the date of the Snyder’s Balance Sheet, and with respect to Lance, the date of the Lance Balance Sheet.
     “Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Charlotte, North Carolina.
     “Certificate” is defined in Section 1.8.
     “Closing” is defined in Section 1.2.
     “Closing Date” is defined in Section 1.2.
     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means information concerning the businesses or affairs of any Person, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the businesses or affairs of such Person, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for such Person containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by such Person.
     “Confidentiality Agreement” is defined in Section 5.4.
     “Consent” means any consent, approval, authorization, permission or waiver.
     “Continuing Employees” is defined in Section 5.12.

     “Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.
     “Dividend” is defined in Section 5.19.
     “Dissenting Share Merger Consideration” is defined in Section 2.6.
     “Dissenting Snyder’s Stockholder” is defined in Section 2.6.
     “Dissenting Snyder’s Shares” is defined in Section 2.6.
     “Dissent Failure” is defined in Section 2.6.
     “Effective Time” is defined in Section 1.3.
     “Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other retirement, employment, severance, bonus, change in control, retention, profit-sharing, bonus or incentive plan, payroll practice or arrangement, in any case whether or not such arrangement is subject to ERISA and whether written or unwritten.
     “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
     “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
     “Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.
     “End Date” is defined in Section 7.1.
     “Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” is defined in Section 3.19.
     “Exchange Agent” is defined in Section 2.1.
     “Exchange Agent Agreement” is defined in Section 2.1.

     “Exchange Fund” is defined in Section 2.2.
     “Exchange Ratio” is defined in Section 1.8.
     “Existing Lance Company Indebtedness” is set forth on Section 5.3(j) to the Lance Disclosure Letter.
     “Existing Snyder’s Company Indebtedness” is set forth on Section 5.2(j) to the Snyder’s Disclosure Letter.
     “FINRA” means the Financial Industry Regulatory Authority.
     “Form S-4” means the registration statement on Form S-4 filed with the SEC in connection with the registration of the Lance Shares to be issued in connection with this Agreement, as amended or supplemented from time to time.
     “Funded Debt” means all obligations of the Snyder’s Companies for borrowed money, all interest-bearing obligations of the Snyder’s Companies, and all obligations of the Snyder’s Companies evidenced by bonds, notes, debentures or other similar instruments, in each case as of the Closing Date.
     “GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.
     “Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, bureau, agency, subdivision, court or other tribunal of any of the foregoing.
     “Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Snyder’s Real Property (or Lance Real Property, as applicable) or adjacent properties or any property or facility formerly owned, leased or used by any Snyder’s Company (or Lance, as applicable). The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.
     “HIPAA” is defined in Section 3.19.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including all obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); and (i) net payment obligations incurred by such Person pursuant to any hedging agreement.
     “Indemnified Parties” is defined in Section 5.13.
     “Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and confidential business information (including but not limited to ideas, recipes, formulae, processes, methods, concepts, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and similar trade secrets or confidential information related to the research, development, manufacture, marketing, advertising, sale or distribution of food products); (f) computer software, in object and source code format (including data and related documentation) (other than off-the-shelf software and general office software applications); (g) plans, drawings, architectural plans and specifications; (h) websites, including all URLs, domain names, domain registrations, email addresses and phone numbers; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium) of any of the foregoing, and all improvements and modifications thereto and derivative works thereof.
     “Interim Balance Sheet Date” means, with respect to Snyder’s, the date of the Snyder’s Interim Balance Sheet, and with respect to Lance, the date of the Lance Interim Balance Sheet.
     “Inventory” means all inventories of any Person wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.
     “IRS” means the U.S. Internal Revenue Service.
     “Issuance” is defined in Section 5.8.

     “Joint Proxy Statement” means the joint proxy statement/prospectus to be sent to the stockholders of Lance and Snyder’s relating to the respective meetings of Lance’s and Snyder’s stockholders to be held in connection with this Agreement, as amended or supplemented from time to time.
     “Knowledge” means (a) actual knowledge or (b) knowledge that would be expected to be obtained after a reasonably comprehensive investigation concerning the matter at issue. Snyder’s will be deemed to have Knowledge of a matter if the persons listed in Section 9 of the Snyder’s Disclosure Letter has, or at any time had, Knowledge of such matter. Lance will be deemed to have Knowledge of a matter if the persons listed in Section 9 of the Lance Disclosure Letter has, or at any time had, Knowledge of such matter.
     “Lance” is defined in the opening paragraph.
     “Lance Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, acquisition of assets, acquisition of equity or other business combination involving Lance or any of its Subsidiaries or any other proposal or offer, in each case that would result in the acquisition in any manner of more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, Lance or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
     “Lance Adverse Recommendation Change” is defined in Section 5.6.
     “Lance Balance Sheet” means the audited, consolidated balance sheet of Lance as at December 26, 2009, and the notes thereto, all of which are attached to Section 4.5 of the Lance Disclosure Letter.
     “Lance Company” means Lance, any Subsidiary or to the extent relevant to the Liabilities of Lance or any Subsidiary, any predecessor of Lance or any Subsidiary
     “Lance Disclosure Letter” is defined in Article IV.
     “Lance Financial Statements” is defined in Section 4.5.
     “Lance Insurance Policies” is defined in Section 4.23.
     “Lance Interim Balance Sheet” is defined in Section 4.5.
     “Lance Lease” is defined in Section 4.11.
     “Lance Leased Real Property” is defined in Section 4.11.
     “Lance Material Assets” is defined in Section 4.8.
     “Lance Material Contract” is defined in Section 4.12.
     “Lance Owned Real Property” is defined in Section 4.11.
     “Lance Real Property” is defined in Section 4.11.

     “Lance SEC Reports” is defined in Article IV.
     “Lance Share” means any issued and outstanding share of common stock, par value $0.83-1/3 per share, of Lance.
     “Lance Stockholder Approval” is defined in Section 5.8.
     “Lance Transaction Fee” is defined in Section 7.3.
     “Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.
     “Letter of Transmittal” is defined in Section 2.3.
     “Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
     “License” is defined in Section 3.13.
     “Material Adverse Effect” means, with respect to Lance or Snyder’s, as the case may be, a material adverse effect on (a) the financial condition, results of operations or business of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (i) changes in GAAP or regulatory accounting requirements, to the extent such changes do not adversely affect such Party and its Subsidiaries in a disproportionate manner relative to other participants in the Party’s industry, (ii) changes in laws, rules or regulations of general applicability to companies in the industries in which such Party and its Subsidiaries operate, to the extent such changes do not adversely affect such Party and its Subsidiaries in a disproportionate manner relative to other participants in the Party’s industry, (iii) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), to the extent such changes do not adversely affect such Party and its Subsidiaries in a disproportionate manner relative to other participants in the Party’s industry, (iv) failure, in and of itself, to meet forecasts, estimates, projections or predictions in respect of revenues, earnings or other financial or operational metrics for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account), (v) any change in the price or trading volume of Lance Shares on NASDAQ (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account); provided, that such price is $10.00 or more per share, (vi) any change attributable to the negotiation, execution or announcement of the Transactions, including any litigation resulting therefrom, solely to the extent Snyder’s or Lance, as applicable, demonstrates such effect to have so resulted from such negotiation, execution or announcement, (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, to the extent such changes do not adversely affect such Party and its Subsidiaries in a disproportionate manner relative to other participants in the Party’s industry, (viii) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement or (ix) closing of, or suspension of trading on, the NASDAQ or closing of banks in New York or San Francisco, in each case for more than two (2) consecutive Business Days or (b) the ability of such Party to timely consummate the transactions contemplated by this Agreement.
     “Merger” is defined in the Statement of Purpose.
     “Merger Consideration” is defined in Section 1.8.
     “Merger Sub” is defined in the opening paragraph.
     “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
     “NASDAQ” means the Nasdaq Global Select Market.
     “Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
     “Organizational Documents” means (a) any certificate or articles of incorporation, organization or formation and any bylaws, operating agreement or limited liability company agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.
     “Party” means Lance, Merger Sub or Snyder’s.
     “PBCL” is defined in Section 1.1.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PDOS” is defined in Section 1.3.
     “Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.
     “Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased, (d) any recorded easement, covenant, zoning or other restriction on the Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value, or marketability of title of the property subject thereto and (e) any Encumbrance related to Existing Lance Company Indebtedness.

     “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.
     “Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.
     “Record Date” means the close of business on the date to be determined by the board of directors of Lance as the record date for determining stockholders of Lance entitled to receive the Dividend, which date shall be a Business Day preceding the Closing Date.
     “Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the second degree, and any other individual who resides with the specified individual. No Snyder’s Company will be deemed to be a Related Person of any Stockholder or of any other Snyder’s Company.
     “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Snyder’s” is defined in the opening paragraph.
     “Snyder’s Company” means Snyder’s, any Subsidiary or to the extent relevant to the Liabilities of Snyder’s or any Subsidiary, any predecessor of Snyder’s or any Subsidiary.
     “Snyder’s Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, acquisition of assets, acquisition of equity or other business combination involving Snyder’s or any of its Subsidiaries or any proposal or offer, in each case that would result in the acquisition in any manner of more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, Snyder’s Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
     “Snyder’s Balance Sheet” means the audited, consolidated balance sheet of the Snyder’s Companies as at March 28, 2010, and the notes thereto, all of which are attached to Section 3.5 of the Snyder’s Disclosure Letter.

     “Snyder’s Disclosure Letter” is defined in Article III.
     “Snyder’s Financial Statements” is defined in Section 3.5.
     “Snyder’s Insurance Policies” is defined in Section 3.23.
     “Snyder’s Interim Balance Sheet” is defined in Section 3.5.
     “Snyder’s IPO” is defined in Section 5.20.
     “Snyder’s Lease” is defined in Section 3.11.
     “Snyder’s Leased Real Property” is defined in Section 3.11.
     “Snyder’s Material Assets” is defined in Section 3.8.
     “Snyder’s Material Contracts” is defined in Section 3.12.
     “Snyder’s Owned Real Property” is defined in Section 3.11.
     “Snyder’s Real Property” is defined in Section 3.11.
     “Snyder’s Second Quarter Dividend” means that certain dividend payable during Snyder’s second quarter to the holders of Snyder’s Shares in the amount of $3.13 per Snyder’s Share which was approved by the Snyder’s Board of Directors on June 4, 2010.
     “Snyder’s Share” means any issued and outstanding share of Class A Common Stock, par value $100 per share, and Class B Common Stock, par value $100 per share, of Snyder’s.
     “Snyder’s Stockholder Approval” is defined in Section 5.7.
     “Snyder’s Stock Option” is defined in Section 1.9.
     “Snyder’s Stock Plans” is defined in Section 1.9.
     “Snyder’s Third Quarter Dividend” means that certain dividend payable during Snyder’s third quarter to the holders of Snyder’s Shares in the amount of $3.13 per Snyder’s Share which was approved by the Snyder’s Board of Directors on June 4, 2010.
     “Snyder’s Transaction Fee” is defined in Section 7.3.
     “Standstill Agreement” is defined in the Statement of Purpose.
     “Subsidiary” means any corporation or other entity with respect to which a Person and its other Subsidiaries collectively own, directly or indirectly, at least 50% of the common stock or other equity or profits interests or have the power, directly or indirectly, to elect a majority of the members of the board of directors or comparable governing body.

     “Superior Proposal” means a written Lance Acquisition Proposal that the board of directors of Lance concludes in good faith to be more favorable from a financial point of view to its stockholders than the Transactions, (a) after receiving the advice of its financial advisors, (b) after taking into account the likelihood of consummation of the Transactions on the terms set forth therein and (c) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Lance Acquisition Proposal shall be deemed to be references to “50%”.
     “Surviving Company” is defined in the Statement of Purpose.
     “Tangible Personal Property” means machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, fork-lift trucks and other rolling stock and other items of tangible personal property (other than Inventory).
     “Tax” means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated or computed, and including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
     “Transactions” means the Merger and the other transactions contemplated by the Transaction Documents.
     “Transaction Documents” means this Agreement (including the Exhibits hereto), the Lance Disclosure Letter, the Snyder’s Disclosure Letter, the Voting Agreement, the Standstill Agreement and all other written agreements, documents and certificates contemplated by any of the foregoing documents.
     “Update” is defined in Section 5.14.
     “Voting Agreement” is defined in the Statement of Purpose.
     “Wells Fargo Engagement Letter” is defined in Section 3.24.
[Signature pages follow]

     The Parties have executed and delivered this Agreement as of the date first above written.

LANCE, INC.

By:	/s/ David V. Singer
Name: David V. Singer
Title: President and Chief Executive Officer

LIMA MERGER CORP.

By:	/s/ David V. Singer
Name: David V. Singer
Title: President

SNYDER’S OF HANOVER, INC.

By:	/s/ Carl E. Lee, Jr.
Name: Carl E. Lee, Jr.
Title: President and Chief Executive Officer